Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated

October 22, 2022

by and among

Risee Entertainment Holdings Private Ltd.,

Reliance Entertainment Studios Private Limited,

and

International Media Acquisition Corp.

i

4.24 Tax Matters	42
4.25 Environmental Laws	46
4.26 Finders’ Fees	47
4.27 Powers of Attorney, Suretyships and Bank Accounts	47
4.28 Directors and Officers	47
4.29 Anti-Money Laundering Laws	47
4.30 Insurance	48
4.31 Related Party Transactions	49
4.32 No Trading or Short Position	49
4.33 Not an Investment Company	49
4.34 Information Supplied	49
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	49
5.1 Corporate Existence	50
5.2 Corporate Power and Authority	50
5.3 Conflicts	50
5.4 Consents	50
5.5 Liens and Encumbrances	50
5.6 Title	51
5.7 Taxes	51
5.8 Indian Resident Company	51
5.9 No Pending Proceedings	51
5.10 Absence of Voting Agreements	51
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER	51
6.1 Corporate Existence and Power	51
6.2 Corporate Authorization	51
6.3 Governmental Authorization	52
6.4 Non-Contravention	52
6.5 Finders’ Fees	52
6.6 Information Supplied	52
6.7 Trust Fund	52
6.8 Listing	53
6.9 Board Approval	53
6.10 Purchaser SEC Documents and Financial Statements	53
6.11 Litigation	54
6.12 Withholding Taxes	54
6.13 Investigation and Enquiry	54
6.14 Spot Delivery Contract	55
6.15 Further Approvals	55
ARTICLE VII COVENANTS OF THE PARTIES PENDING the INITIAL CLOSING	55
7.1 Conduct of the Business	55
7.2 Exclusivity	58
7.3 Access to Information	58
7.4 Notices of Certain Events	59

7.5 Cooperation with Proxy Statement; Other Filings	59
7.6 Trust Account	62
7.7 Supplements to Disclosure Schedules	62
ARTICLE VIII COVENANTS OF THE COMPANY	62
8.1 Reporting; Compliance with Laws; No Insider Trading	62
8.2 Commercially Reasonable Efforts to Obtain Consents	63
8.3 Additional Financial Information	63
8.4 Company Amended Charter	63
8.5 Satisfaction of Indebtedness	64
8.6 Non-Competition; Non-Solicitation	64
8.7 Sole Vehicle	65
ARTICLE IX COVENANTS OF ALL PARTIES HERETO	65
9.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents	65
9.2 Compliance with SPAC Agreements	67
9.3 Confidentiality	67
9.4 Directors’ and Officers’ Indemnification and Liability Insurance	68
9.5 Purchaser Public Filings; Nasdaq	68
9.6 Additional Financing	69
9.7 Further Approvals	69
9.8 Default of Additional Purchase and Subscription Obligations	69
ARTICLE X CONDITIONS TO CLOSING	70
10.1 Condition to the Obligations of the Parties	70
10.2 Conditions to Obligations of Purchaser	70
10.3 Conditions to Obligations of Seller and the Company	72
ARTICLE XI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; SPECIFIC PERFORMANCE	73
11.1 Survival of Representations and Warranties	73
11.2 General Indemnification	73
11.3 Claims for Indemnification	74
11.4 Limitations on Indemnification Obligations	76
11.5 De Minimis Provisions	77
11.6 Specific Performance	77
11.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.	77
ARTICLE XII TERMINATION	77
12.1 Termination Without Default	77
12.2 Termination Upon Default	78
12.3 Effect of Termination	79

ARTICLE XIII MISCELLANEOUS	79
13.1 Notices	79
13.2 Amendments; No Waivers; Remedies	80
13.3 Arm’s Length Bargaining; No Presumption Against Drafter	80
13.4 Publicity	81
13.5 Expenses	81
13.6 No Assignment or Delegation	81
13.7 Governing Law	81
13.8 Counterparts; Facsimile Signatures	82
13.9 Entire Agreement	82
13.10 Severability	82
13.11 Further Assurances	82
13.12 Third Party Beneficiaries	82
13.13 Waiver	82
13.14 No Other Representations; No Reliance	83
13.15 Waiver of Jury Trial	85
13.16 Submission to Jurisdiction	86
13.17 Arbitration	86
13.18 Attorneys’ Fees	87
13.19 Remedies	87
13.20 Non-Recourse	87
13.21 Post-Closing Confidentiality	87

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 22, 2022 (this “Agreement”), by and among Risee Entertainment Holdings Private Limited., a private limited company incorporated in India (“Seller”), Reliance Entertainment Studios Private Limited, a private limited company incorporated in India (the “Company”), and International Media Acquisition Corp., a Delaware corporation (“Purchaser”).

W I T N E S E T H:

A.       The Company is a media, entertainment and film production company which is engaged in the business of creation, acquisition, marketing and distribution of content across film, television, web and digital platforms, animation, games and new media, and is also engaged in related, ancillary and derivative products and services to the above which without limitation includes artist management, film production (including pre & post), media planning and buying services, licensing, merchandising, training and education, music, public performances, OTT platforms, import, export, trading etc. in the media and entertainment sector (“Business”), and conducts this Business by itself and through its Subsidiaries and Joint Ventures (together, the “Company Group”);

B.       Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.       Seller is the sole beneficial shareholder of the Company and owns beneficially and of record 100% of issued and outstanding share capital of the Company;

D.       Purchaser intends to enter into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Purchaser Common Stock at $10.00 per share in a private placement or placements, to be consummated prior to the Closing or shall otherwise obtain financing in connection with the transactions contemplated by this Agreement; and

E.       Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Company Shares, in a series of transactions, upon the terms and conditions hereinafter set forth. In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1            Definitions.

“Acquisition” means the purchase of the Company Shares by Purchaser in accordance with the terms of this Agreement.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Shareholders Agreement attached as Exhibit A, Earnout Agreement attached as Exhibit B, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby and have been specifically agreed to be ‘Additional Agreements’.

“Additional Closing” means each closing of the sale of Additional Company Shares to Purchaser.

“Additional Closing Date” has the meaning set forth in Section 3.1.

“Additional Company Shares” means the Tranche 2 Company Shares, the Tranche 3 Company Shares, and the Tranche 4 Company Shares, as the case may be.

“Additional Purchaser SEC Documents” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, subsequent to the date of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 7.2.

“Applicable Taxes” mean such Taxes as applicable to the Company Group under the jurisdiction in which it operates.

“Applicable Wages” mean such wages payable to employees of the Company Group in the jurisdiction in which it operates.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of March 31, 2022.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Mumbai, India are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Closing” means the Initial Closing and each Additional Closing, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Corporate Documents” means the memorandum of association and articles of association of the Company, as the case may be.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5 (Capitalization), Section 4.7 (Subsidiaries), and Section 4.26 (Finders’ Fees).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Information Systems” has the meaning set forth in Section 4.18(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Shares” means 10,000 shares of the Company, which shall comprise all of the issued and outstanding share capital of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including any Intellectual Property.

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, customer contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“Damages” means: (i) amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, and other experts, and other expenses of litigation or of any claim, default, or assessment; (ii) any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties as applicable under Applicable Laws, losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person); and (iii) any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 13.17.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company or its Subsidiaries operates; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (d) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (e) the announcement, pendency or completion of the transactions contemplated by this Agreement; (f) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), and clause (f) shall not apply to the extent that the Company Group, taken as a whole is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“IND AS” means the accounting standards applicable in the Republic of India.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (except for amounts received (i) as an advance for supply of goods or services, (ii) advance for consideration of an immoveable property, (iii) as security deposit for performance of any contract, (iv) as an advance, for subscription of any securities of the Company), (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, and any earned and payable but unpaid compensation (including salary, bonuses and paid time off), (j) any payment obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (l) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the financial statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the financial statements), including arising out of the Company’s obligations under Contracts.

“Indian Companies Act” means the Companies Act, 1956 or the Companies Act, 2013, each to the extent in force as on the date of this Agreement (as amended from time to time) and shall include statutory replacements or re-enactments thereof.

“INR” means Indian National Rupees, the currency of the Republic of India.

“Initial Acquisition” means the acquisition of the Initial Company Shares, in accordance with the terms of this Agreement.

“Initial Closing” has the meaning set forth in Section 3.1.

“Initial Closing Date” has the meaning set forth in Section 3.1.

“Initial Company Shares” or “Tranche 1 Company Shares” means 3,920 (three thousand nine hundred and twenty) shares of the Company, which shall comprise 39.20 % of the issued and outstanding share capital of the Company, on a fully diluted basis.

“Intellectual Property” means, save and except for all Reliance Intellectual Property, all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Period” has the meaning set forth in Section 7.1(a).

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company Group is a party or by which any of its respective properties or assets is bound, in any case under which the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Purchaser pursuant to a prospectus dated July 28, 2021.

“Joint Ventures” means the following entities: (a) Rohit Shetty Picturez LLP; (b) Select Flix LLP; (c) Window Seat Films LLP; (d) Y-Not Films LLP; (e) Film Hangar LLP; (f) Global Cinemas LLP; and (g) Plan C Studios LLP;

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual or constructive knowledge after reasonable inquiry of the officers and directors of each Company Group, but only with respect to the entity in which they each may serve.

“Latest Balance Sheet” means the Balance Sheet of the Company recasted for the purpose of bringing it in accordance with U.S. GAAP.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases executed by the Company, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business, prospects or results of operations of the Company Group; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Group to consummate the Acquisition and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter. It being clarified that when “Material Adverse Effect” and “Effect” are used in this Agreement with respect to the Purchaser, all references in this definition to “Company Group” shall deemed to be construed as references to “Purchaser”.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company Group under applicable Laws to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); (ii) or any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA (if applicable), and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Purchaser that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” has the meaning set forth in Section 13.13.

“Proxy Statement” has the meaning set forth in Section 7.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Purchase Period” means the time commencing on the Initial Closing and continuing until the earlier of (a) Purchaser having purchased all of the Company Shares from the Seller in accordance with the terms of this Agreement, (b) the date on which the Purchaser fails to purchase the Company Shares (or any part thereof) in accordance with the terms of this Agreement, and (c) the date of termination of this Agreement.

“Purchase Price” means, in aggregate:

(A)       for the purchase of the Tranche 1 Company Shares, the higher of: (i) the fair market value of the Tranche 1 Company Shares determined in accordance with the requirements of the Foreign Exchange Management Act, 1999 or (ii) $40,000,000 (such amount, the “Tranche 1 Purchase Price”),

(B)       for the purchase of the Tranche 2 Company Shares, the higher of: (i) the fair market value of the Tranche 2 Company Shares determined in accordance with the requirements of the Foreign Exchange Management Act, 1999 or (ii) $16,000,000 (such amount, the “Tranche 2 Purchase Price”),

(C)       for the purchase of the Tranche 3 Company Shares, the higher of: (i) the fair market value of the Tranche 3 Company Shares determined in accordance with the requirements of the Foreign Exchange Management Act, 1999 or (ii) $20,000,000 (such amount, the “Tranche 3 Purchase Price”), and

(D)       for the purchase of the Tranche 4 Company Shares, the higher of: (i) the fair market value of the Tranche 4 Company Shares determined in accordance with the requirements of the Foreign Exchange Management Act, 1999 or (ii) $26,000,000 (such amount, the “Tranche 4 Purchase Price”).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Compliance Documents” means such documents that the Purchaser is required to furnish under applicable Law in relation to the filing of e-Form FC-TRS.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), Section 6.4 (Non-Contravention), Section 6.5 (Finders’ Fees), Section 6.6 (Information Supplied), Section 6.13 (Investigation and Enquiry), Section 6.14 (Spot Delivery Contract), Section 6.15 (Further Approvals).

“Purchaser Proposals” has the meaning set forth in Section 7.5(e).

“Purchaser SEC Documents” means (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year that Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials) filed by Purchaser with the SEC since Purchaser’s incorporation.

“Purchaser Stockholder Approval” has the meaning set forth in Section 6.2.

“Purchaser Stockholder Meeting” has the meaning set forth in Section 7.5(a).

“Purchaser Unit” means each unit of Purchaser issued in connection with the IPO (inclusive of units issued in a private placement simultaneously with the IPO) comprised of (a) one share of Purchaser Common Stock and (b) one-half of one warrant (a “Purchaser Warrant”), each whole Purchaser Warrant entitling the holder thereof to purchase one share of Purchaser Common Stock at a price of $11.50 per share.

“Purchaser Warrant” has the meaning set forth in the definition of “Purchaser Unit.”

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of any member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Reliance Intellectual Property” means and includes all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, trade names, trademarks, service marks, trade dress, mark, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing; domain names and URLs, social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto intellectual property right (including trademark, tradename, logo, design, copyright), works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration; with or using the word “Reliance”, “ADAG”, “Anil Dhirubhai Ambani Group” and the Reliance Logos (as the case may be).

“Reliance Intellectual Property Material” means and includes all documents, hoardings, licenses, marketing / advertising material, letterhead, electronic media, stamps, stencils, and any other material using any of the Reliance Intellectual Property.

“Reliance Logos” means and includes any and all logos, designs, or graphical representations with or using the marks “Reliance”, “ADAG”, “Anil Dhirubhai Ambani Group”.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 8.3.

“Resolution Period” has the meaning set forth in Section 13.17.

“Restricted Business” means the Business save and except any business or activity pertaining to (i) radio or satellite broadcasting in all languages, (ii) post-production services for audio and video media, and (iii) activities and services for Hollywood and other non-Indian films, movies, media, or entertainment (as the case may be).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet websites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Shareholders Agreement” means the agreement entered into on the date of this Agreement between the shareholders of the Company setting forth certain agreements, rights and obligations of the stockholders after the Initial Closing.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Subsidiary Corporate Documents” in relation to a Subsidiary, means the memorandum of association and the articles of association, or such other equivalent incorporation / constitution documents in the relevant jurisdiction, of such Subsidiary.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property, in each case having a value of above INR $ 125,000.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, value added, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Territory” means India.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trust Account” has the meaning set forth in Section 6.7.

“Trust Agreement” has the meaning set forth in Section 6.7.

“Trust Fund” has the meaning set forth in Section 6.7.

“Trustee” has the meaning set forth in Section 6.7.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2            Construction.

(a)             References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b)             The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)             Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(d)             Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e)             Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosure schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f)              If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II
PURCHASE AND SALE

2.1            Purchase and Sale of the Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Initial Closing and each Additional Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller by paying the Purchase Price, all rights, title and interest in and to the portion of the Company Shares set forth below, free and clear of all Liens, excepting only restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable Laws, Company Corporate Documents, and the Shareholders Agreement (as the case may be). Such purchases shall be made as follows:

(a)             Tranche 1: Purchaser shall purchase and Seller shall sell the Initial Company Shares at the Initial Closing for the Tranche 1 Purchase Price, which shares shall represent 39.20 % of the fully diluted equity ownership of the Company as of the date of the Initial Closing;

(b)             Tranche 2: Purchaser shall purchase and Seller shall sell 1,570 (one thousand five hundred and seventy) Company Shares (“Tranche 2 Company Shares”) on or prior to the 90th day following the Initial Closing for the Tranche 2 Purchase Price (and simultaneously, the Purchaser shall also infuse $4,000,000 as primary equity capital into the Company and be issued common equity shares in the Company against such subscription amount, or the Purchaser may also infuse this amount as a loan to the Company in accordance with applicable Laws), which shares (i.e., the Tranche 2 Company Shares and the shares allotted pursuant to the primary equity infusion contemplated hereunder) shall (together with the shares purchased under Section 2.1(a) above) represent 54.90% of the fully diluted equity ownership of the Company as of such Additional Closing;

(c)             Tranche 3: Purchaser shall purchase and Seller shall sell 1,960 (one thousand nine hundred and sixty) Company Shares (“Tranche 3 Company Shares”) on or prior to 12 months of the Initial Closing for the Tranche 3 Purchase Price (and simultaneously, the Purchaser shall also infuse $20,000,000 as primary equity capital into the Company and be issued common equity shares in the Company against such subscription amount, or the Purchaser may also infuse this amount as a loan to the Company in accordance with applicable Laws), which shares (i.e., the Tranche 3 Company Shares and the shares allotted pursuant to the primary equity infusion contemplated hereunder) shall (together with the shares purchased and subscribed under Sections 2.1(a) and (b) above, as the case may be) represent 74.50% of the fully diluted equity ownership of the Company as of such Additional Closing;

(d)             Tranche 4: Purchaser shall purchase and Seller shall sell 2,550 (two thousand five hundred and fifty) Company Shares (“Tranche 4 Company Shares”) on or prior to 18 months of the Initial Closing for the Tranche 4 Purchase Price (and simultaneously, the Purchaser shall also infuse $14,000,000 as primary equity capital into the Company and be issued common equity shares in the Company against such subscription amount, or the Purchaser may also infuse this amount as a loan to the Company in accordance with applicable Laws), which shares (i.e., the Tranche 4 Company Shares and the shares allotted pursuant to the primary equity infusion contemplated hereunder) shall (together with the shares purchased and subscribed under Sections 2.1(a), (b) and (c) above, as the case may be) represent 100 % of the fully diluted equity ownership of the Company as of such Additional Closing.

(e)             The Company shall and the Purchaser shall ensure that all primary investments into the Company by the Purchaser as envisaged under this Section 2.1, aggregating to $38,000,000, shall be used solely for the purposes of repayment of the inter-company loans aggregating to $38,000,000 as existing on the books of the Company at Initial Closing (“Existing Inter-Company Loans”), as set forth in more detail on Schedule 2.1 and within the time periods mentioned thereunder.

(f)              Any loan extended by the Purchaser to the Company pursuant to Sections 2.1(b) to 2.1(d) above shall be repaid (including any interest repayment or payment of charges) by the Company only after the Seller has been paid the entire Purchase Price.

(g)             The time periods mentioned in Sections 2.1(b), (c), and (d) above may be extended by a maximum period of 90 (ninety) days, only on account of any change in Law that directly restricts or prohibits the completion of the actions contemplated in Sections 2.1(b), (c), and (d) above on a spot delivery basis, from being completed within the time periods mentioned thereunder, provided that an advance written notice of at least 15 (fifteen) days along with a detailed explanation of such change in Law and restriction is provided by the Purchaser to the Seller. It is clarified that if there is any change in Law which prohibits the completion of the actions contemplated in Sections 2.1(b), (c), and (d) within the time periods mentioned thereunder, other than a change of Law pertaining to purchase of Company Shares by the Purchaser on a spot delivery basis, the Purchaser and the Seller may mutually explore and agree on alternative structures / options to achieve the same commercial effect as pursuant to completion of the actions contemplated in Sections 2.1(b), (c), and (d), such that in no event shall the Seller’s economic interest as contemplated under this Agreement be prejudiced or affected.

2.2            Purchase Price. At the Initial Closing and each Additional Closing, the Purchase Price will be paid by the Purchaser to the Seller, in accordance with the terms of Section 2.1, without any deduction or withholding, via wire transfer and shall be paid in Indian Rupees based upon the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) on the fifth (5th) Business Day prior to the Closing Date (or, if such rate is not published on such date, the first date prior thereto on which Bloomberg published the CMPN rate), except as otherwise required by Law (in which case, the exchange rate shall be determined in accordance with such Law).

2.3            Closing Deliveries.

(a)             Company Closing Deliveries.  At the Initial Closing and subject thereto, the Company and Seller (as applicable) shall deliver (or cause to be delivered) to Purchaser the following:

(i)              Seller shall deliver (or cause to be delivered), simultaneously with receipt of the Tranche 1 Purchase Price, all duly stamped share certificates evidencing the Initial Company Shares, endorsed in the name of the Purchaser;

(ii)            Seller shall deliver (or cause to be delivered) a copy of each of the Additional Agreement to which it is a party, duly executed by Seller;

(iii)          Company shall deliver (or cause to be delivered) a copy of each of the Additional Agreements to which it is a party, duly executed by the Company;

(iv)           Seller shall deliver (or cause to be delivered) duly executed and stamped share transfer forms in Form SH-4 for transfer of the Initial Company Shares from the Seller to the Purchaser;

(v)             Company shall deliver (or cause to be delivered), a copy of the written consent of/resolutions passed by the stockholders and directors of the Company and Seller shall deliver (or cause to be delivered), the written consent of/resolutions passed by the stockholders and directors of the Seller (in each case, to the extent required under applicable Law), adopting, authorizing and approving this Agreement, the Additional Agreements, and the transactions contemplated hereby and the amendment and restatement of the Company Corporate Documents and the Subsidiary Corporate Documents in substantially the form and substance mutually agreed between the Parties and passing the Change of Name Resolution;

(vi)           Company shall deliver (or cause to be delivered), a copy of the Board resolution passed by the Company for (i) taking on record the transfer of the Initial Company Shares from the Seller to the Purchaser, (ii) making necessary amendment to the Register of Members of the Company to record the change in ownership of the Initial Company Shares (iii) taking on record the resignations of certain existing directors of the Company as on the Initial Closing Date, (iv) taking on record the appointment of the new directors nominated by the Purchaser on to the Board of the Company (“Purchaser Nominee Directors”), and making necessary changes in the Register of Directors to reflect the change in the Board composition (v) taking on record the change in bank account signatories from the existing signatories to the signatories designate by the Purchaser, (vi) taking on record the change in name of the Company which shall occur within a period of 14 (fourteen) days from the Initial Closing Date, (vii) taking on record the cessation of the Company’s use of the Reliance Intellectual Property which shall occur within a period of 14 (fourteen) days from the Initial Closing Date, and (viii) the amendment and restatement of the Company Corporate Documents and the Subsidiary Corporate Documents in substantially the form and substance mutually agreed between the Parties;

(vii)         Company shall deliver (or cause to be delivered), a certificate, dated as of the Initial Closing Date, signed by an officer of the Company, enclosing (i) a true, complete and correct copy of the Company Corporate Documents and the Capitalization Table of the Company and each Subsidiary, as in effect on the Initial Closing Date, and (ii) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby;

(viii)       Company shall deliver (or cause to be delivered), a certificate, dated as of the Initial Closing Date, signed by an officer of the Company certifying that (a) the Company has duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Company at or prior to the Initial Closing Date, (b) the representations and warranties of the Company Group contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing Date, (c) since the date of this Agreement, there shall not have occurred any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is continuing and uncured;

(ix)           Seller shall deliver (or cause to be delivered), a certificate, dated as of the Initial Closing Date, signed by an officer / authorized representative of the Seller certifying that (a) the Seller has duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Seller at or prior to the Initial Closing Date, and (b) the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing Date;

(x)             Company shall deliver (or cause to be delivered) the Change of Name Certificate, duly executed by the Company; and

(xi)           Company shall deliver (or cause to be delivered) a certificate, dated as of the Initial Closing Date, signed by an officer of the Company enclosing a copy of the (a) forms filed by each entity forming part of the Company Group with the jurisdictional Registrar of Companies for effecting the Change of Name Resolution.

(b)             Purchaser Closing Deliveries. At the Initial Closing and subject thereto, Purchaser shall deliver (or cause to be delivered) the following to the Seller:

(i)              the Purchase Price payable for the Initial Company Shares (i.e., the Tranche 1 Purchase Price) via wire transfer of immediately available funds to the account(s) of Seller designated by Seller;

(ii)            documentary evidence showing that the Tranche 1 Purchase Price has been duly transmitted in the account(s) designated by the Seller;

(iii)          copies of resolutions duly adopted by the Board of Directors of Purchaser adopting, authorizing, and approving this Agreement, the Additional Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby and the Purchaser Proposals;

(iv)           a certificate, dated as of the Initial Closing Date, signed by the Secretary of Purchaser, enclosing true, correct and complete copies of (i) the Purchaser’s certificate of incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Purchaser’s bylaws; copies of resolutions duly adopted by the Board of Directors of Purchaser authorizing this Agreement, the Additional Agreements to which the Purchaser is a party and the transactions contemplated hereby; (iv) a certificate of good standing of the Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware;

(v)             a certificate, dated as of the Initial Closing Date, signed by an officer of the Purchaser certifying that (a) the Purchaser has duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Purchaser prior to the Initial Closing Date, (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing Date, (c) since the date of this Agreement, there shall not have occurred any Effect in respect of the Purchaser, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Purchaser which is continuing and uncured;

(vi)           copies of the Additional Agreements duly executed by Purchaser;

(vii)         the Change of Name Certificate, duly executed by the Purchaser;

(viii)       a certificate, dated as of the Initial Closing Date, signed by an officer of the Company enclosing a copy of the (a) forms filed by each entity forming part of the Company Group with the jurisdictional Registrar of Companies for effecting the Change of Name Resolution.

2.4            Withholding Rights. In the event the Purchaser is required under applicable Law to deduct and withhold from the Purchase Price payable under this Agreement, the Purchaser shall pay such additional amounts as may be necessary to ensure that the Seller receives and retains (after any deduction or withholding in respect of the Purchase Price), a net amount equal to the full amount which it would have received if no withholding or deduction from the Purchaser Price was necessary. Provided however that the Purchaser will have the right to explore and determine the feasibility of purchasing the Company Shares through an entity established in an alternative jurisdiction where the aforesaid requirement of withholding from the Purchase Price is not applicable (provided such jurisdiction does not appear in the grey list notified by the Financial Action Task Force). In the event that the Purchaser is able to implement an alternative structure, such structure shall be established within the applicable timelines as stipulated under clause 2.1 above and the Purchaser shall not be required to undertake the payment of the aforementioned additional amount to the Seller. In the event the Seller is eligible for and receives a refund of the whole or part of the withholding amount paid by the Purchaser, the Seller shall, within 15 (fifteen) days from receipt of such refund, transfer the refund amount back to the Purchaser, provided there are no restrictions or prohibitions under applicable Law to make such refund. In the event that there are any such restrictions or prohibitions under applicable Laws, the Seller shall, in consultation with the Purchaser, determine an alternative legally valid mechanism to effect such refund.

2.5            Additional Closing Dates. On each Additional Closing Date:

(i)              Seller and the Company (as applicable) shall make the deliveries set forth in Sections 2.3(a)(i), (iv), (vi) (only to the limited extent of taking on record transfer of shares and amendment to the register of members), (vii), (viii), and (ix) with respect to any Additional Company Shares being sold, and in such provisions references to ‘Initial Company Shares’ shall be construed as ‘Additional Company Shares’ and references to ‘Tranche 1 Purchase Price’ shall be construed as ‘Tranche 2 Purchase Price’, ‘Tranche 3 Purchase Price’, and ‘Tranche 4 Purchase Price’, as the case may be;

(ii)            Purchaser shall make the deliveries set forth in Sections 2.3(b)(i), (ii), (iv), and (v) with respect to any Additional Company Shares being purchased, and in such provisions references to ‘Initial Company Shares’ shall be construed as ‘Additional Company Shares’ and references to ‘Tranche 1 Purchase Price’ shall be construed as ‘Tranche 2 Purchase Price’, ‘Tranche 3 Purchase Price’, and ‘Tranche 4 Purchase Price’, as the case may be.

2.6            Taking of Necessary Action; Further Action. If, at any time after the Initial Closing or any Additional Closing, any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with full right, title and interest in, to and under the Company Shares purchased on or prior to such date, the officers and directors of the Company are fully authorized in the name and on behalf of the Company, and the Company shall take all lawful action necessary to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement. Notwithstanding the generality of the above, the Company, Seller and Purchaser (as indicated below) shall also ensure that the following actions are taken within the timelines prescribed under applicable Indian regulations:

(a)             Company shall file relevant Forms including Form DIR-12 pertaining to resignation of all the directors of the Company at Closing and appointment of the Purchaser Nominee Directors are filed with the jurisdictional Registrar of Companies;

(b)             Seller shall file e-Form FC-TRS with the Reserve Bank of India to report the purchase by the Purchaser of the applicable Company Shares from the Seller; and

(c)             Purchaser shall provide those documents (and information) which are required under applicable Indian regulations to be provided by the Purchaser to Seller to enable the Seller to duly file the completed e-Form FC-TRS with the Reserve Bank of India.

2.7            Change of Name.

(a)             Purchaser hereby unconditionally and absolutely undertakes that within 14 (fourteen) days from the Initial Closing, the name of each entity of the Company Group that uses any Reliance Intellectual Property in its corporate name shall be amended by removing the wordmarks and trademarks “Reliance”, “Reliance Entertainment” and any and all other Reliance Intellectual Property. Purchaser undertakes within 14 (fourteen) days from the Initial Closing Date, such wordmarks and trademarks (including the Reliance Intellectual Property) shall no longer be used in any communication, document, agreement, hoarding, bank account names, advertisement, license, approval, consent, filing, registration, marketing material, letterhead, electronic media, website, movies, etc. Purchaser shall, within 14 (fourteen) days from the Initial Closing Date, destroy or return to Seller all the existing marketing materials, hoarding, etc. in the possession of Purchaser or the Company on which any Reliance Intellectual Property appears or has been used.

(b)             Within 14 (fourteen) days from the Initial Closing Date, all agreements and arrangements entered into between the Company and the Seller for usage of any Reliance Intellectual Property shall automatically terminate, cease to exist and stand rescinded, without any further action required from the parties.

(c)             Company shall and the Purchaser shall ensure that, on the Initial Closing Date, an extra ordinary general meeting of each entity forming part of the Company Group shall be held and a special resolution is passed for change in the corporate name of each entity forming part of the Company Group (“Change of Name Resolution”).

(d)             Company and the Purchaser shall ensure, on the Initial Closing Date, each entity of the Company Group that uses any Reliance Intellectual Property in its corporate name files the necessary forms with the jurisdictional Registrar of Companies for effecting the Change of Name Resolution;

(e)             Company and the Purchaser shall, on the Initial Closing Date, submit a certificate in the form and substance appearing in Schedule 2.6(5) confirming that they shall, within 14 (fourteen) days of the Initial Closing Date, stop all use of the Reliance Intellectual Property and shall return all Reliance Intellectual Property Material to the Purchaser within 14 (fourteen) days from the Initial Closing Date. (“Change of Name Certificate”).

2.8            Taxes. Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including but not limited to any capital gains taxes required to be paid by the Seller relating to and upon receipt of the Purchase Price.

2.9            Earnout. Prior to the Initial Closing, the Seller and the Purchaser will enter into the Earnout Agreement with the Company in the form attached as Exhibit B to this Agreement.

ARTICLE III
CLOSING

3.1            Closings. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the initial closing of the transactions contemplated hereby shall take place electronically or at the offices of the Company in Mumbai, at 10:00 a.m. NY local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time, no later than four (4) Business Days after the last of the conditions to Closing set forth in ARTICLE X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as Purchaser, Seller, and the Company agree to in writing (the “Initial Closing”). The parties may participate in the Initial Closing via electronic means. The date on which the Initial Closing actually occurs is referred to as the “Initial Closing Date.” Further, Purchaser, Seller, and the Company shall agree upon, in writing, to the dates on which each of the Additional Closings shall take place (each such date is referred to as an “Additional Closing Date”) for undertaking the purchase and sale of the Additional Company Shares in accordance with Section 2.1 of this Agreement. If the parties are unable to agree on the date on which an Additional Closing is to take place, such Additional Closing shall take place on the last date of the time period mentioned in Sections 2.1(b), (c) and (d) above, and such date shall be referred to as the Additional Closing Date.

3.2            Simultaneous Actions. All proceedings to be taken and all documents to be executed and delivered by all parties at the Initial Closing and each Additional Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any actions executed or delivered until all have been taken, executed, and delivered.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser prior to the execution of this Agreement and the Updated Disclosure Schedules (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedules) (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company (and not the Seller) hereby represents and warrants to Purchaser that each of the following representations and warranties are true correct and complete as of the date of this Agreement and as of the Initial Closing and as of each Additional Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

4.1            Corporate Existence and Power.

(a)             Seller is a company duly organized, validly existing and in good standing under the laws and regulations of India. Seller has the company power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Seller has made available to Purchaser, prior to the date of this Agreement, correct and complete copies of its organizational or constitutive documents, in each case as amended to the date hereof. The organizational or constitutive documents of Seller so delivered are in full force and effect. Seller is not in violation of its organizational or constitutive documents.

(b)             The Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company and each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group and except as set forth under Schedule 4.1 (b) (a). The Company and each other member of the Company Group has offices located only at the addresses set forth in Schedule 4.1 (b) (b). The Company has made available to Purchaser, prior to the date of this Agreement, complete and accurate copies of the Company Corporate Documents, and the comparable organizational or constitutive documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Corporate Documents and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Corporate Documents and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2            Authorization.

(a)             Seller has all requisite company power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of Seller. No other proceedings on the part of Seller are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Additional Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser and the other parties hereto and thereto, this Agreement and the Additional Agreements to which Seller is a party constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b)             The Company has all requisite company power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of the Company. No other proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3            Governmental Authorization. None of the execution, delivery or performance by Seller or the Company of this Agreement or any Additional Agreement to which Seller or the Company, as applicable, is or will be a party, or the consummation by Seller or the Company of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority except as set forth on Schedule 4.3.

4.4            Non-Contravention. None of the execution, delivery or performance by Seller or the Company of this Agreement or any Additional Agreement to which Seller or the Company, as applicable, is or will be a party or the consummation by Seller or the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with any provision of the organizational or constitutive documents of Seller or the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Seller or the Company Group or to any of its respective properties, rights or assets, (c) except for the Contracts listed in Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Seller or any member of the Company Group or to a loss of any material benefit to which Seller or any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon Seller or any member of the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of Seller’s or the Company Group’s properties, rights or assets, (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational or constitutive documents of Seller or any member of the Company Group, or (f) result in the imposition of any Lien upon the Company Shares (other than restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities laws).

4.5            Capitalization.

(a)             The capitalization of each entity forming part of the Company Group is set forth on Schedule 4.5. The Company Shares represent all of the issued and outstanding share capital of the Company. There are no other share capital or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of capital of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Seller, free and clear of all Liens, preemptive right, subscription right or any similar right (including under any provision of any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound), excepting only restrictions on the subsequent transfer of the Company Shares by Purchaser and preemption right (as the case may be) imposed under applicable Laws, Company Corporate Documents and the restrictions set forth in the Additional Agreements (as the case may be). All of the issued and outstanding shares of capital of the Company were issued in compliance with the Indian Companies Act and all applicable Laws (including any applicable securities laws) and in compliance with the Company Corporate Documents.

(b)             Except as set forth on Schedule 4.5, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its share capital or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding share capital of the Company or any securities convertible into or exchangeable for any share capital of the Company, (iii) treasury share capital of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, (v) preemptive or similar rights to purchase or otherwise acquire share capital or other securities of the Company to any person other than an existing member of the Company (including pursuant to any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). Except as set forth on Schedule 4.5, there are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c)             All of the issued and outstanding Company Shares are owned of record and beneficially by Seller and Seller has good and valid title to the Company Shares, free and clear of any Liens except for the restrictions on the subsequent transfer of such Company Shares by Purchaser imposed under applicable Laws and the Company Corporate Documents. At the Closing, Seller will have transferred to Purchaser, and Purchaser will have acquired from Seller, good and valid title to the Company Shares free and clear of any Liens excepting only restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities Laws and the Company Corporate Documents.

4.6            Corporate Records. All material proceedings of the boards of directors of the Company Group since incorporation, including all committees thereof, and of the Company Group’s shareholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company Group and made available to Purchaser. The stockholder ledgers of the Company Group are correct and complete.

4.7            Subsidiaries.

(a)             Schedule 4.7 lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation and its outstanding share capital or other ownership interests). Except as set forth on Schedule 4.5, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any Liens (excepting only restrictions on the subsequent transfer of such capital stock by the Company or another Subsidiary imposed under applicable Law, the Company Corporate Documents, and the Subsidiary Corporate Documents for each of the Company’s Subsidiaries). There are no (i) authorized or outstanding securities of any Subsidiary convertible into or exchangeable for, no options or warrants or rights to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any of the Subsidiaries, or (ii) voting trusts, proxies or other agreements among a Subsidiary’s stockholders with respect to the voting or transfer of such Subsidiary’s capital stock.

(b)             Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8            Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance by the Company of this Agreement, any agreement in connection with the purchase of the Additional Company Shares, or any Additional Agreement to which the Company, as applicable, is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9            Financial Statements.

(a)             The Company Group has delivered to Purchaser the Company’s audited financial statements for the twelve month periods ended March 31, 2022 and 2021 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date and the related statements of operations and changes in stockholders’ equity, including the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP /IND AS. The Company Financial Statements fairly present, in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since March 31, 2022 (the “Balance Sheet Date”), except as required by applicable Laws or U.S. GAAP/IND AS, there has been no change in any accounting principle, procedure or practice followed by the Company Group or in the method of applying any such principle, procedure or practice.

(b)             Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c)             Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10         Books and Records. Except as set forth under Schedule 4.10, the Books and Records of the Company and the other members of the Company Group accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group, to the extent required under applicable Law. The Books and Records of the Company and the other members of the Company Group have been maintained, in all material respects in accordance with the requirement of applicable Law.

4.11         Internal Accounting Controls. Except as set forth under Schedule 4.11, the Company Group has established a system of internal accounting controls designed to provide reasonable assurance that: (a) that transactions are executed in accordance with management’s general or specific instructions and recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP/IND AS, and the Company Group’s historical practices to maintain asset accountability; (b) access to assets is permitted only in accordance with management’s general or specific authorization or as permitted under applicable Law; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, to the extent required under applicable Law.

4.12         Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and each other member of the Company Group have materially conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of Purchaser pursuant to Section 7.1.

4.13         Properties; Title to the Company’s Assets.

(a)             Except as set forth on Schedule 4.13, all items of Tangible Personal Property have no defects and are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been maintained and are suitable for their present uses and meet all specification and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices of the Company or any other member of the Company Group.

(b)             The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. No such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the material rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.14         Litigation. Except as set forth under Schedule 4.14, there is no Action pending or, to the Knowledge of the Company, threatened against Seller or any member of the Company Group, any of the officers or directors of Seller or any member of the Company Group, the Business or Seller’s or any member of the Company Group’s rights, properties or assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against Seller or any member of the Company Group, or any of their respective rights, properties or assets. Neither Seller nor any member of the Company Group nor any of their respective rights, properties or assets have been, since April 1, 2016, subject to any Action by any Authority.

4.15         Contracts.

(a)             Schedule 4.15(a) sets forth a correct and complete list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect shall be collectively referred to as “Material Contracts”:

(i)              all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii)            all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts;

(iii)          each Contract with any current officer, director, employee or consultant of any member of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $500,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other material obligation; (B) has severance or post-termination obligations to such Person; or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iv)           all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company Group is a party;

(v)             all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi)           all IP Contracts, separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties of at least $ 1,25,000 thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties thereunder;

(vii)         all Contracts limiting the freedom of any member of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii)       all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, or similar obligations, other than Standard Contracts;

(ix)           all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than Contracts relating to such Affiliate’s status as a Company shareholder;

(x)             all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi)           all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xii)         all Contracts relating to the voting or control of the equity interests of any member of the Company Group or the election of directors of any member of the Company Group (other than the organizational documents of any member of the Company Group);

(xiii)       all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract;

(xiv)       all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xv)         all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xvi)       all collective bargaining agreements or other agreement with a labor union or labor organization.

(b)             Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect, and enforceable by the Company. To the Knowledge of the Company, the Company Group is not in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c)             The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16         Licenses and Permits. Except as set forth under Schedule 4.16, each license, franchise, permit, order or approval or other similar authorization required under applicable Laws to carry out or otherwise affecting, or relating in any way to, the Business (the “Permits”), are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. The Company Group has all material Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably be expected to constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit, where such suspension, revocation or termination would result in cessation of the Business or cause a Material Adverse Effect. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.17         Compliance with Laws.

Except as set forth under Schedule 4.17, the Company represents and warrants as follows:

(a)             Neither the Company Group nor, to the Knowledge of the Company, any Representative or other authorized Person, in each cast acting on behalf of the Company Group, is in violation in any material respect of, and since April 1, 2018 no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since April 1, 2018, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably be expected to constitute or result in a violation by any member of the Company Group of, or failure on the part of any member of the Company Group to comply with, or any liability suffered or incurred by any member of the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since April 1, 2018, the Company Group has not been threatened in writing or given written notice of any violation of any Law or any judgment, order or decree entered by any Authority, which pertains to the Company. Without limiting the generality of the foregoing, the Company Group is, and since April 1, 2018 has been, in compliance in all material respects with: (i) every Law applicable to the Company Group due to the specific nature of the Business, including Data Protection Laws (to the extent applicable); (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) (to the extent applicable) and any comparable or similar Law of any jurisdiction applicable to any member of the Company Group; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since April 1, 2018, the Company Group has not been threatened or charged in writing with or given written notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company Group is not under any investigations with respect to any such Law.

(b)             Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company is an organization which has been professionally managed and operated by a designated management team. The Seller (and its officers, directors, shareholders, employees, agents, trustees, advisers, lenders, and representatives) have not and are not involved or have any role whatsoever in the day to day management, operations, or policy decisions of the Company, have not been and are not key managerial persons of the Company, and have not and shall not be so identified in any filings or disclosures.

4.18         Intellectual Property.

(a)             Except as set forth on Schedule 4.18, the Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens. Except as set forth on Schedule 4.18, the Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens. Except as set forth on Schedule 4.18, the Company Group have a valid right to use the Company Licensed IP.

(b)             Schedule 4.18 sets forth a correct and complete list of all (i) Registered IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; (iv) all social media handles constituting Company Owned IP; and (v) a general description of all material technical Trade Secrets constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group.

(c)             All Registered Owned IP is subsisting and valid and enforceable. All Registered Exclusively Licensed IP is subsisting and valid and enforceable. All Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office, Indian Trade Marks Registry and Indian Patent Office, and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered Owned IP, and no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past six (6) years, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d)             The operation of the Business as currently conducted and as conducted in the past six (6) years do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property Right of any third Person. In the past six (6) years, there have been no claims filed, served or threatened in writing or orally against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involve a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past six(6) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e)             In the past six (6) years no member of the Company Group has filed, served, or threatened a third Person with any material claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involve a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f)              Each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with a member of the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to a member of the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information in accordance with the term of such Person’s employment or engagement both during and after the term of such Person’s employment or engagement.

(g)             No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h)             None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i)              The Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j)              The Company Group has exercised commercially reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets constituting Company Owned IP and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation. No Person other than the Company Group and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k)             The Company Group has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company Group. For purposes of this Section 4.18(k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice. None of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(l)              In connection with its Processing of any Personal Information, the Company is and has been in compliance with all applicable Laws, including without limitation all Data Protection Laws, the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 and Laws related to data loss, theft, and security breach notification obligations, and there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to an Authority, a data subject, or any other Person. In addition, the Company Group has in place and, since April 1, 2018, has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company Group has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company Group of any Personal Information of any Person. The Company Group has not been subject to, and to the Company’s Knowledge, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company’s behalf, to implement, appropriate security programs and policies consistent with the Data Protection Laws. Without limiting the generality of the foregoing, since April 1, 2018, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group).

(m)           The Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services. The Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n)             The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

(o)             There is no standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”). The Company is not party to any membership agreements and other Contracts relating to such Standards Bodies, to which Company Group is bound (collectively, “Standards Setting Agreements”). The Company Group is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

4.19         Accounts Payable; Affiliate Loans.

(a)             The accounts payable of the Company Group reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)             There are no accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group. The Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.20         Employees; Employment Matters.

(a)             The aggregate compensation of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended March 31, 2022 and 2021 are listed on Schedule 4.20(a).

(b)             The Company Group is not a party to any collective bargaining agreement, and, since April 1, 2018, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since April 1, 2018, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c)             There are no pending, or to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company Group. Since April 1, 2018, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988 (if applicable), as amended, or any similar state or local statute, rule or regulation.

(d)             Except as set forth under Schedule 4.20 (d), the Company Group is, and since April 1, 2018 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since April 1, 2018, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company Group currently employs, or since April 1, 2018 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company Group. There is individual who is employed by the Company Group pursuant to a visa. No employee of the Company Group has, since April 1, 2018, brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

(e)             To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group or (B) the Company’s business or operations. No key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(f)              The employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company Group.

(g)             Each current and former employee and officer of the Company Group, and each independent contractor and consultant who has had been involved in the creation of Company Owned IP has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company Group, no current or former employee, officer or consultant of the Company Group has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(h)             With regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any Liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company Group as an independent contractor or consultant is, and since April 1, 2018 has been, properly classified by the Company Group as an independent contractor, and the Company Group has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company Group is, and since April 1, 2018 has been, properly classified by the Company Group as “exempt” or “non-exempt” under applicable Laws.

(i)              There is no, and since April 1, 2018 there has been no, written notice provided to the Company Group of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group; nor there is any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters nor to the Knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

(j)              Since April 1, 2018, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, to the knowledge of the Company, no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an employee of the Company Group at a level of vice president or above.

(k)             As of the date hereof and since April 1, 2018, there have been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l)              The Company Group has complied with all applicable Laws (in all material respects) regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees, to the extent applicable and mandatory in nature. As of the date hereof, all employees of the Company Group who are reasonably able to conduct their duties remotely are working remotely. There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company Group’s workplace.

(m)           The Company Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.21         Withholding. All obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. All reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.22         Employee Benefits.

Except as set forth under Schedule 4.22, the Company represents and warrants as follows:

(a)             With respect to each Plan, the Company has made available to Purchaser or its counsel a correct and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; and (ii) the current summary plan description and any material modifications thereto.

(b)             There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(c)             Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(d)             None of the Plans provide retiree health or life insurance benefits, except as may be required by applicable Law.

(e)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(f)              All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(g)             The Company represents and warrants that:

(i)              The Company has obtained registration under all applicable labour legislations, rules and regulations and any other applicable Laws in connection with its employees and has made timely and complete filings as required under relevant labour legislations, rules and regulations with the relevant labour authorities.

(ii)            No Key Managerial Personnel has given, or has been given, notice of termination of his employment in the last six months. No offer of employment to any person at the grade/level of any Key Managerial Personnel has been made in the last six months. For this purpose, Key Managerial Personnel shall mean any employee having a cost to company (CTC) of INR 25,00,000 per annum or above. Since March 31, 2022, no change has been made in the rate of the emoluments of any Key Managerial Personnel.

(iii)          All subsisting contracts of employment to which the Company is a party, and all subsisting contracts for the provision of any personnel or consultancy services by any independent contractors to the Company, are terminable by the Company, in case of employees on probation or independent contractors with 30 days’ notice or less without compensation and, in case of permanent employees with 60 days’ notice or less without compensation.

(iv)           The Company is and has been in compliance with all applicable Laws relating to employment and employment practices, including relating to, work conditions, hours of work, weekly holidays, payment of wages or other dues, provident fund, gratuity, bonus, employees state insurance, minimum wage, overtime payments, employment discrimination, workers’ compensation, employee social security contributions, employee income tax withholding and family and medical leave, and have not engaged in any unfair labour practice.

(v)             The Company has not employed any contract labour.

(vi)           The Company have paid or provided for all Taxes, insurance, statutory contributions and other levies due in respect of their employees, including under the Payment of Gratuity Act, 1972, the Employees’ State Insurance Act, 1948 and the Employees Provident Fund and Miscellaneous Provisions Act, 1952.

(vii)         No employee of the Company is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover or profits of the Company.

(viii)       There are no bonus, retirement, death, disability, profit sharing, option plans, incentive compensation, pension, gratuity, superannuation, employees provident fund, employees deposit linked insurance, or other employee benefit plans or arrangements (the “Benefit Plans”) of any nature whatsoever offered or given by the Company to any of its present or past employees or Directors, other than gratuity, contribution to provident fund or contribution under the applicable Laws including Employees’ State Insurance Act, 1948. The Company and each entity forming part of the Company Group have maintained and currently maintain adequate funds and reserves for paying/contributing to the Benefit Plans (if any are applicable to the Company), and the Company has properly provided for and contributed to all Benefit Plans, including gratuity, provident fund and contribution under Employees’ State Insurance Act, 1948, by making, in a timely manner, all such contributions as are required by applicable Law and making such deductions from all payments made or deemed to be or treated as made by it or on its behalf, as are required under applicable Law, and by duly accounting to the governmental authorities for all sums so deducted and contributed for all other amounts for which it is required to account under the relevant Benefit Plans.

(ix)           The Company has in all respects complied with its obligations (including under applicable Law and any applicable Benefit Plans) to their employees and former employees and no claim in relation to employees or former employees of the Company has been made against the Company, or against any Person whom the Company are liable to indemnify.

(x)             There are no sexual harassment complaints filed with regards to the Company or any of its officers or employees. There are no unfair labour practice claims against the Company.

(xi)           Other than advance against salary, the Company has not granted any loan and/or advance, or provided any guarantee or financial assistance to any of its employees (past or present).

(xii)         Neither the Company nor any member of the Company Group has or recognize any trade union or other body representing any of its employees and nor is it a party to any collective bargaining agreement or union contract.

4.23         Real Property.

(a)             The Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, and marketable fee simple title to the owned Real Property, free and clear of all Liens (except for Permitted Liens). The Leases are the only Contracts pursuant to which the Company Group leases any Real Property or right in any Real Property. The Company Group has provided to Purchaser correct and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the leased Real Property, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b)             Except as set forth under Schedule 4.23 (b), with respect to each Lease: (i) it is valid, binding, and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. The Company Group does not owe any brokerage commission with respect to any Real Property.

4.24         Tax Matters. Except as set forth under Schedule 4.24, the Company represents the following:

(a)             (i) The Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) the Company has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Laws and remitted all such sales Taxes to the applicable Taxing Authority in the time and in the manner required by applicable Laws and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after March 31, 2015; (xi) is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (xii) the Company has no liability for the Taxes of any other Person (1) as a transferee or successor or by contract or (2) otherwise by operation of applicable Law; (xiii) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xiv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)             The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Group’s interim financial statements for the most recently completed quarterly period and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(c)             The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(d)             The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including the Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(e)             All Taxes due and payable by the Company as on date have been duly paid within the respective time periods for their payment, and where required, provisions or reserves have been made in the Company Financial Statements and the Company does not have any liabilities for unpaid Taxes for all periods up to date.

(f)              The Company is not treated for any taxation purpose as resident in a country other than the country of its incorporation and the Company does not have, or has had, a branch, agency or permanent establishment in a country other than the country of its incorporation for any Taxation purpose (including any double taxation agreement) and no Taxation Authority has ever sought to assert the same.

(g)             All returns, computations, reports, certificates and information which are, or have been, required to be prepared and / or filed by the Company for any Taxation purposes for the period up to date have been made in accordance with applicable Laws on a proper and timely basis, and are not the subject of any Action or dispute involving the Tax Authorities. All Tax returns submitted by the Company are true and correct, and were prepared in compliance with all applicable Laws.

(h)             The Company has, as required under applicable Laws in relation to Taxation, maintained appropriate books and records and has maintained adequate documentation of the relevant Tax records to substantiate any Action against the Company in writing by the Tax Authorities.

(i)              The Company is in compliance with all transfer pricing requirements (including maintenance of records and documentation) under applicable Law. Further, all transactions between the related parties and associated enterprises have been carried out on an arm’s length basis, as required under applicable Law.

(j)              The Company is entitled to all carry forward Losses and unabsorbed depreciation as claimed by it in its Tax return(s) and no such Losses and / or unabsorbed depreciation have been or are required to be disallowed.

(k)             There are no Actions, audits, or dispute, which is pending or threatened in writing, against the Company in each case that involves any Tax or Tax return of the Company, and there are no outstanding charges or attachment orders or show cause notices issued to the Company in writing by any Tax Authority that involve an attachment of assets of the Company, and all previous Tax claims which have become due and payable under the Tax Laws have been duly discharged and paid in full.

(l)              The Company is not responsible (under applicable Law or any Material Contracts to which the Company is a party) for the payment of Taxes of any Person other than itself, except for deduction and remittance of Tax deductible at source / collectible at source as required under the applicable Laws.

(m)           The Company has obtained all Permits in relation to Tax, including in relation to its Business, and is and has been in material compliance with all the terms and conditions under such Permits.

(n)             The Company has made all withholdings (including payroll withholding relating to income tax or social security contributions) and deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or otherwise required by law to make and has accounted in full and within the requisite period to the appropriate authority for all amounts so deducted.

(o)             The Company has maintained all records required to be maintained by them under applicable Laws in relation to Taxes. Also, all the records which it is required to keep for taxation purposes or which would be needed to substantiate any claim made or position adopted in relation to Tax by them (as the case may be), have been duly kept and maintained.

(p)             The Company has paid all Taxes which have become due and payable under Tax Laws on all historical restructuring activities.

(q)             The Company has not entered into, and is not, nor has it been a party to or involved in any transaction, scheme or arrangement:

(i)              with a view or for the main purpose of avoiding or evasion of any actual or potential liability to Tax;

(ii)            which could be reclassified for the purposes of Tax under any legislation, enactment or other law or otherwise by any Government Authority; or

(iii)          which, to the knowledge of the Company, could result in any Tax claim or Action against the Company or which could be used as evidence against the Company in any Action pertaining to Tax avoidance.

(r)              All tax liabilities for the period prior to the Initial Closing Date has been discharged by the Company. Further, the Company has carried out its Business and operations in a manner entitling it to claim deduction for Tax purposes in respect of all revenue expenses (including depreciation and amortization) incurred by it during the course of its Business and all expenses incurred and claimed as deduction by the Company are eligible expense incurred wholly for its own business purpose.

(s)             All income, whether accrued or not, prior to the Initial Closing Date has been accounted for and appropriate taxes on the same has been discharged by the Company.

(t)              There are no Liens or encumbrances with respect to the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax, which is presently due or was due in the past.

(u)             The Company has timely filed all returns, estimates, information statements, reports and any other filings required under applicable tax laws (including but not limited to Central Goods and Service Tax Act, 2017, Integrated Goods and Service Tax Act, 2017, Union Territory Goods and Service Tax Act, 2017, Goods and Services Tax (Compensation to States) Act, 2017, respective State Goods and Service Tax Act, 2017, Central Excise Act, 1944, Customs Act, 1962, Finance Tax Act, 1994, respective State VAT and Entry Tax legislations, The Central Sales Tax Act, 1956, Foreign Trade Policy (as amended from time to time)) (“Tax Returns”) relating to taxes, required to be filed by the Company with any tax authority. Such Tax Returns are true and correct in all respects, discloses all income of the Company from all sources and have been completed in accordance with applicable Law in all material respects. The Company has maintained adequate documentation with respect to the expenditure incurred and being claimed.

(v)             The Company has not paid or become liable to pay, and there are no circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest relating to Taxation under applicable Law. There are no Tax litigations pending against the Company.

(w)           The Company has maintained all records required to be maintained by it under applicable Tax Laws. All the records which the Company is required to keep for taxation purposes or which would be needed to substantiate any claim made or position taken in tax returns in relation to tax by the Company, has been duly kept and maintained.

(x)             There are no instances of Tax not paid or short paid or erroneously refunded or input Tax credit wrongly availed or utilized, any contravention of any provisions of any applicable Tax laws, by the Company, or any member of the Company Group.

(y)             No audit, investigation or other Action by a governmental authority is pending or being conducted with respect to (i) any Taxes due from or with respect to the Company or in relation to the filing of any Tax Returns or failure to do so or (ii) the Company in respect of any pending Action under any Tax laws that have any adverse impact on the Company’s ability to consummate the transactions contemplated herein or that has the effect of creating any charge or lien on any Shares or any Assets of the Company in favour of a governmental authority.

(z)             The entities which have claimed deduction under Rule 9A of Income-tax Rules, 1962 (“ITR”) have satisfied mandatory conditions mentioned in the said rule to claim such deduction.

(aa)          The Company has discharged the interest dues as and when investigation / audit para raised by the GST authorities.

(bb)         The Company has paid pending dues of reverse charge liability.

(cc)          The Company has undertaken reconciliation of payment made to vendor within 180 days and duly account for the same in GST returns.

(dd)         The Company has undertaken reversal of ineligible input tax credit as and when identified.

(ee)          The Company has reconciled the differences in input tax credit availed in GST return vis-a-vis appearing in GSTR-2A

4.25         Environmental Laws. Since April 1, 2018, the Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity of the Company Group. There are no Hazardous Material in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.26         Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company or any other member of the Company Group or any of their respective Affiliates who might be entitled to any fee or commission from Seller, the Company, any other member of the Company Group, Purchaser or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.27         Powers of Attorney, Suretyships and Bank Accounts. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person. There is no bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company Group has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

4.28         Directors and Officers. Schedule 4.28 sets forth a true, correct and complete list of all directors and officers of each entity forming part of the Company Group.

4.29         Anti-Money Laundering Laws.

(a)             The Company Group (to the extent applicable to it) currently is and, since April 1, 2018, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including, if applicable, the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including, if applicable, the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce, if applicable; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., if applicable, and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)             Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c)             The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30         Insurance. Except as set forth under Schedule 4.30, all forms of insurance owned or held by and insuring any member of the Company Group are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for the operation of the Business and compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since April 1, 2018, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.31         Related Party Transactions. As contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by any member of the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to any member of the Company Group since April 1, 2018.

4.32         No Trading or Short Position. No member of the Company Group, or any of their respective managers and officers, members and employees has engaged in any short sale of Purchaser’s voting stock or any other type of hedging transaction involving Purchaser’s securities (including, without limitation, depositing shares of Purchaser’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Purchaser’s securities).

4.33         Not an Investment Company. Neither Seller nor the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34         Information Supplied. None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Purchaser Stockholder Meeting or at the Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group or included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement, as of the Initial Closing and as of each Additional Closing (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows (“Seller Fundamental Warranties”):

5.1            Corporate Existence. Seller is a corporation duly incorporated and validly existing under the laws of India.

5.2            Corporate Power and Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement party or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than Seller), and placing reliance on the representations and warranties made by the Purchaser in Section 6.14, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to Enforceability Exceptions. If any vote of the holders of any of Seller’s share capital is necessary to adopt this Agreement and approve the Acquisition and the consummation of the other transactions contemplated hereby, it shall be obtained prior to the Initial Closing Date.

5.3            Conflicts. Placing reliance on the representations and warranties made by the Purchaser in Section 6.14, the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of Seller, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Seller.

5.4            Consents. None of the execution, or delivery by Seller of this Agreement, or the consummation by Seller of the transactions contemplated hereby, requires the Seller to obtain any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, save and except as contemplated in this Agreement.

5.5            Liens and Encumbrances. The Seller is the absolute legal owner, free of all Encumbrances, of the Company Shares, has validly acquired such Company Shares and authorized to validly hold such Company Shares in the Company and all relevant/applicable consents with respect to such shareholding as required by the Seller have been obtained and are currently in force and effect. For the purpose of this Agreement, “Encumbrance” shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation, any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any voting agreement, option, pre-emptive rights, right of first offer, refusal or transfer restriction in favour of any person, save and except only restrictions on the subsequent transfer of the Company Shares by Purchaser and pre-emption rights (as the case may be) imposed under applicable Law, the Company Corporate Documents, and the Shareholders Agreement (as the case may be) and (iii) any adverse claim as to title, possession or use.

5.6            Title. Other than in relation to the one (1) share jointly held by Mr. Pravina Sharad Awate and the Seller, the Seller currently owns all legal and beneficial title to such Company Shares and the Seller is presently recorded as a member of the Company in its register of members in respect of such number of the Company Shares. Further, the Seller has not received any notice of any tax claims, tax demands or proceedings that are pending, or any notice of any taxes or other sums payable under the Income Tax Act, 1961.

5.7            Taxes. There are no orders passed in any claims, tax claims, tax demands, investigation or proceedings pending before any court/governmental authority pending against the Seller prohibiting the sale of the Company Shares owned by the Seller, as contemplated by the Agreement or prevent the Seller from fulfilling its obligations set out in this Agreement.

5.8            Indian Resident Company. The Seller is an Indian resident company.

5.9            No Pending Proceedings. There are no pending proceedings or threatened proceedings for which the Seller has received a written notification in which any person including governmental Authority has specifically exercised or specifically claimed to have any rights to any of the Company Shares.

5.10         Absence of Voting Agreements. There are no agreements, arrangements or understandings (whether oral or written) between the Seller and any other person with respect to the holding, voting or transfer of the Company Shares, save and except restrictions on subsequent transfer of the Company Shares imposed under applicable Law, Company Corporate Documents and the Shareholders Agreement (as the case may be).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as of the date hereof and as of the Initial Closing Date and each Additional Closing Date, as follows:

6.1            Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

6.2            Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to the receipt of Purchaser Stockholder Approval which shall be duly obtained for all tranches prior to the Initial Closing Date. The execution and delivery by Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the receipt of the Purchaser Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than Purchaser), this Agreement and the Additional Agreements to which Purchaser is a party constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Purchaser Common Stock present in person or by proxy and entitled to vote at the Purchaser Stockholder Meeting, assuming a quorum is present (the “Purchaser Stockholder Approval”), is the only vote of the holders of any of Purchaser’s capital stock necessary to adopt this Agreement and approve the Acquisition and the consummation of the other transactions contemplated hereby.

6.3            Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Additional Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with any Authority.\

6.4            Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of Purchaser, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon Purchaser.

6.5            Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who might be entitled to any fee or commission from the Company, the Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6            Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Purchaser Stockholder Meeting or at the Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing). In any and all filings and disclosures made by the Purchaser, the Purchaser shall not identify the Seller (and its officers, directors, shareholders, employees, agents, trustees, advisers, lenders, and representatives) as (a) being involved or having any role whatsoever in the day to day management, operations, or policy decisions of the Company, or (b) as a key managerial person of the Company.

6.7            Trust Fund. As of the date of this Agreement, Purchaser has, at least $21,468,570 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of July 28, 2021, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Purchaser holding shares of Purchaser Common Stock sold in Purchaser’s IPO who shall have elected to redeem their shares of Purchaser Common Stock pursuant to Purchaser’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Purchaser’s amended and restated certificate of incorporation. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

6.8            Listing. The Purchaser’s Common Stock, Units, Rights, and Warrants are listed on Nasdaq, with trading tickers “IMAQ,” “IMAQU” “IMAQR” and “IMAQW.”

6.9            Board Approval. Purchaser’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and (iv) recommended to Purchaser’s stockholders to adopt and approve each of the Purchaser Proposals.

6.10         Purchaser SEC Documents and Financial Statements.

(a)             Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all Additional Purchaser SEC Documents. Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year that Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.10) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Purchaser SEC Documents”).

(b)             Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c)             As used in this Section 6.10, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

6.11         Litigation. There is no (a) Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, or any of their respective officers, or directors or that affects its or their assets or properties, or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the transactions contemplated by this Agreement or the Additional Agreements, (b) Order outstanding against Purchaser or any of its subsidiaries or that affects its or their assets or properties. Neither Purchaser nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and its subsidiaries.

6.12         Withholding Taxes. To the Knowledge of the Purchaser and in reliance upon the advice provided by its accountants, no Taxes are required to be deduced at source or withheld by Purchaser under Law from payments to be made to the Seller under this Agreement, including from the Purchase Price.

6.13         Investigation and Enquiry. The Purchaser has to its satisfaction (i) made its own enquiry and investigation, conducted its own diligence, and formed an independent judgement concerning the Company (including the Company’s assets, liabilities, obligations, material contracts) and the Company Shares, (ii) received independent legal, financial, and technical advice relating to the Company and the Company Shares, (iii) received from the Company, satisfactory responses to all questions and requisitions raised by Purchaser, and based on such investigation and diligence formed an independent judgement concerning the Company and the transactions contemplated under this Agreement and the Additional Agreements. Based on the investigation, enquiry, and due diligence conducted by Purchaser, there is nothing that Purchaser has found which would otherwise be considered as Seller being in breach of any Seller Fundamental Warranties.

6.14         Spot Delivery Contract. Each Additional Closing (and the transfer of Company Shares at such Additional Closing), as contemplated under this Agreement, is a “spot delivery contract” (as such term is defined under the Securities Contract (Regulation) Act, 1956) and is permitted to be undertaken (without the requirement of obtaining any approval or consent from any governmental authority, including the Securities and Exchange Board of India) in accordance with the Notification No. LAD-NRO/GN/2013-14/26/6667 dated October 3, 2013 issued by the Securities and Exchange Board of India.

6.15         Further Approvals. In the event the transfer of any Additional Shares at any Additional Closing (as contemplated under this Agreement) requires any approval/s from any governmental authority, the Purchaser hereby confirms and agrees that obtaining such approval/s shall be the sole responsibility and liability of the Purchaser. Seller shall provide reasonable co-operation in this regard to the extent of providing any information / document that is required from the Seller by such governmental authority.

ARTICLE VII
COVENANTS OF THE PARTIES PENDING the INITIAL CLOSING

7.1            Conduct of the Business. The Company covenants and agrees that prior to the Initial Closing:

(a)             Except as expressly contemplated by this Agreement or the Additional Agreements, from the date hereof until the earlier of the Initial Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), it shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (III) duly observe and comply with all applicable Laws and Orders in all material respects, and (IV) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the date hereof until the earlier of the Initial Closing and the termination of this Agreement in accordance with its terms, without Purchaser’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), the Company shall not, or shall not permit its Subsidiaries to:

(i)              amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii)            amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under any Material Contract, except in the ordinary course of business;

(iii)          other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more and obligates the payment by the Company of more than $500,000 (individually);

(iv)           sell, lease, license or otherwise dispose of any of the Company Group’s material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(v)             sell, lease, license or otherwise dispose of any material Company Owned IP, except pursuant to existing contracts or commitments disclosed to the Purchaser or in the ordinary course of business consistent with past practices;

(vi)           permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paperwork or action to maintain such rights;

(vii)         (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii)       (A) Make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, if any, other than intercompany Indebtedness; or (C) except as set forth herein, repay or satisfy any Indebtedness, other than repayment of Indebtedness in accordance with the terms thereof;

(ix)           suffer or incur any Lien, except for Permitted Liens on the Company Group’s assets, except in the ordinary course of business consistent with past practices;

(x)             delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company Group or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practices);

(xi)           merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person or be acquired by any Person;

(xii)         terminate or allow to lapse any insurance policy protecting any of the Company Group’s as applicable, assets, unless simultaneously with such termination or lapse or as soon as practicable, a replacement policy having comparable deductions and providing coverage equal or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii)       adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xiv)       institute, settle or agree to settle any Action before any Authority, in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xv)         except as required by IND AS, U.S. GAAP, or Applicable Law, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xvi)       change its principal place of business or jurisdiction of organization;

(xvii)     issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than as otherwise contemplated herein or in any Additional Agreement;

(xviii)    (A) make, change or revoke any Tax election; (B) change any method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company Group; or (E) surrender or forfeit any right to claim a Tax refund;

(xix)       enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xx)         other than as required by a Plan or in the ordinary course of business consistent with past practices, (A) increase or change the compensation or benefits of any employee or service provider of the Company Group, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company Group, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxi)       fail to duly observe and conform to any applicable Laws and Orders in material respects; or

(xxii)     agree or commit to do any of the foregoing.

(b)             Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c)             Notwithstanding the foregoing, the Company and Purchaser and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act (to the extent applicable to such party) or any changes thereto.

7.2            Exclusivity.

During the Interim Period or the Purchase Period, neither the Company nor Seller shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of Purchaser (which consent may be withheld in the sole and absolute discretion of Purchaser), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company and Seller shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than Purchaser concerning any Alternative Transaction. Each of the Company and Seller shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Seller, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Purchaser, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or its Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements); (A) any merger, consolidation, share exchange, business combination or other similar transaction, or (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of any Person, the Company or its Subsidiaries or any capital stock or other equity interests of any Person, the Company or its Subsidiaries in a single transaction or series of transactions.

7.3            Access to Information. During the Interim Period, the Company shall use its commercially reasonable efforts to, (a) continue to give Purchaser, its legal counsel and its other Representatives ̄reasonable access to the offices, properties and Books and Records of the Company, (b) furnish to Purchaser, its legal counsel and its other Representatives such information relating to the business of the Company Group as Purchaser may request (acting reasonably) and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with Purchaser in its due diligence of the Business; provided, that no investigation pursuant to this Section 7.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company; and provided, further, that any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. Any access to information under this Section shall at all times be subject to: (a) Purchaser, its legal counsel, and other Representatives entering into confidentiality undertakings in the form required by Seller and the Company, (b) Purchaser being fully responsible and liable for all acts of its legal counsel and other Representatives, and (c) reasonable restrictions as may be imposed by the Company and Seller in order to protect confidential information.

7.4            Notices of Certain Events. During the Interim Period, each of Purchaser, Seller and the Company (as the case may be) with respect to itself, shall promptly notify the other parties of:

(a)             any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or Seller to any such Person or create any Lien on any of the Company Group’s assets;

(b)             any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)             any Actions commenced or threatened against, relating to or involving or otherwise affecting Purchaser, Seller, the Company or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)             the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect, and

(e)             any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE X not to be satisfied.

7.5            Cooperation with Proxy Statement; Other Filings.

(a)             The Company shall promptly provide to Purchaser such information concerning the Company as is either required by the federal securities Laws or reasonably requested by Purchaser for inclusion in the Offer Documents. Promptly after the receipt by Purchaser from the Company of all such information, Purchaser shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials (the “Proxy Statement”) for the purpose of soliciting proxies from holders of Purchaser Common Stock sufficient to obtain Purchaser Stockholder Approval at a meeting of holders of Purchaser Common Stock to be called and held for such purpose (the “Purchaser Stockholder Meeting”). Purchaser shall promptly respond to any SEC comments on the Proxy Statement. The Proxy Statement and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b)             Purchaser (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Purchaser shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Purchaser or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Purchaser shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Purchaser will use its reasonable efforts to permit the Company’s counsel to participate in any material calls, meetings or other material communications with the SEC or its staff. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when all SEC comments to the Proxy Statement have been cleared.

(c)             As soon as practicable after the Proxy Statement is “cleared” by the SEC, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Common Stock and, pursuant thereto, shall call the Purchaser Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to Purchaser’s stockholders for approval or adoption at the Purchaser Stockholder Meeting.

(d)             Purchaser and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Purchaser Stockholder Meeting. Without limiting the foregoing, Purchaser shall ensure that the Proxy Statement, as of the date on which it is first distributed to holders of Purchaser Common Stock, and as of the date of the Purchaser Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company (and not the Seller) represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Common Stock or at the time of the Purchaser Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing Date, a change in the information relating to Purchaser, Seller, or the Company or any other information furnished by Purchaser or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Purchaser or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Laws, disseminated to Purchaser’s stockholders. In connection therewith, Purchaser and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Purchaser as relevant if required to achieve the foregoing.

(e)             In accordance with Purchaser’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Purchaser may seek from the holders of Purchaser Common Stock the approval the following proposals: (i) the Purchaser Stockholder Approval; (ii) adoption and approval of the amended and restated certificate of incorporation of Purchaser, in form and substance reasonably acceptable to Purchaser; (iii) approval of the members of the Board of Directors of Purchaser immediately after the Closing; (iv) approval to adjourn the Purchaser Stockholder Meeting, if necessary; (v) all required approvals under Nasdaq rules of the issuance of the shares of Purchaser Common Stock in connection with the Subscription Agreements; and (vi) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Acquisition as reasonably determined by the Company and Purchaser (the proposals set forth in the forgoing clauses (i) through (vi) collectively, the “Purchaser Proposals”).

(f)              Purchaser, with the assistance of the Company, shall use its reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Purchaser shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Purchaser Common Stock. The Offer Documents shall provide the public stockholders of Purchaser with the opportunity to redeem all or a portion of their public shares of Purchaser Common Stock, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Purchaser’s amended and restated certificate of incorporation, the Trust Agreement, applicable Laws and any applicable rules and regulations of the SEC. In accordance with Purchaser’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Purchaser Common Stock held by Purchaser’s public stockholders who have elected to redeem such shares.

(g)             The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be requested by Purchaser (acting reasonably) for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Proxy Statement and any amendments thereto, the Company Group shall reasonably cooperate with the Purchaser and shall make their directors, officers and appropriate senior employees reasonably available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(h)             Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Purchaser may make any public filing with respect to the Acquisition to the extent required by applicable Laws, provided that prior to making any filing that includes information regarding the Company Group, Purchaser shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group.

7.6            Trust Account. Purchaser covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Purchaser Common Stock, (b) deferred underwriting commissions and the expenses of Purchaser and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Purchaser or the Company after the Closing.

7.7            Supplements to Disclosure Schedules. The Company may, at least ten (10) Business Day prior to the Initial Closing, by written notice to Purchaser, deliver a supplement to the disclosure schedules delivered by the Company to Purchaser prior to the execution of this Agreement (“Updated Disclosure Schedules”) in order to disclose any matter occurring or notified after the date of this Agreement, which, if had occurred prior to the date of this Agreement, would have been required to be set forth or described in the disclosure schedules delivered by the Company to Purchaser prior to the execution of this Agreement or to correct any inaccuracy or breach in the representations and warranties made by the Company, which inaccuracy or breach has occurred in relation to such matters occurring or notified after the date of this Agreement; provided, however, that any material change to the Disclosure Schedules shall require the consent of the Purchaser.

ARTICLE VIII
COVENANTS OF THE COMPANY

8.1            Reporting; Compliance with Laws; No Insider Trading. During the Interim Period and the Purchase Period:

(a)             The Company shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b)             The Company shall duly observe and conform in all material respects to all applicable Laws, including the Exchange Act, and Orders.

(c)             The Company shall not, and it shall direct its respective Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Purchaser Common Stock, Purchaser Unit, Purchaser Right, or Purchaser Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Purchaser or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) save and except as required under applicable Law, disclose to any third party any non-public information about the Company, Purchaser, the Acquisition or the other transactions contemplated hereby.

The Seller shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Purchaser Common Stock, Purchaser Unit, Purchaser Right, or Purchaser Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Purchaser or its Affiliates has made or makes available to the Seller in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) save and except as required under applicable Law, disclose to any third party any non-public information about the Company, Purchaser, the Acquisition or the other transactions contemplated hereby.

8.2            Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent.

8.3            Additional Financial Information. As soon as practicable after the date of this Agreement, but no later than thirty (30) days following the date of this Agreement, the Company shall provide Purchaser with the Company’s audited financial statements for the twelve month periods ended March 31, 2022 and 2021 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “PCAOB Audits”). Subsequent to the delivery of the PCAOB Audits, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Purchaser no later than forty (40) days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 8.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Company will promptly provide with additional Company financial information (including information required to prepare a Management Discussion and Analysis) reasonably requested by Purchaser for inclusion in the Proxy Statement and any other filings to be made by Purchaser with the SEC.

8.4            Company Amended Charter. On or immediately prior to the Initial Closing Date, subject to the approval of its shareholders, the Company shall amend and restate the Company Corporate Documents and the Subsidiary Corporate Documents so that the Company Corporate Documents and the Subsidiary Corporate Documents will be in substantially the form and substance, mutually agreed between the Parties.

8.5            Satisfaction of Indebtedness. The Company agrees and acknowledges that as on the date of execution of this Agreement, there is an existing inter-company Loan amounting to $38,000,000 that the Company owes to certain group companies of the Company, as detailed in Section 2.1 read with Schedule 2.1. The Purchaser agrees and confirms that such loan will be repaid by the Company in the manner (and within the timelines) envisaged under Section 2.1 read with Schedule 2.1.

8.6            Non-Competition; Non-Solicitation.

(a)             For a period of three (3) years commencing on the Initial Closing Date (the “Restricted Period”) Seller shall not, and shall not permit any of its Affiliates to (i) engage in or assist others in engaging in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages, directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, save and except for the Company Shares held by Seller, Seller or its Affiliates may own, directly or indirectly, solely as an investment, securities of (i) any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person, (ii) any Person that is not traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 10% or more of any class of securities of such Person, and (iii) Seller, its promoters and other entities controlled by Seller and any of its promoters may continue to engage, assist, have interest in, and operate existing businesses engaged in the Restricted Business provided such businesses were and the business relationship was in existence prior to the Closing Date. Further, for the avoidance of doubt, radio, satellite broadcasting in any language, post production services for audio and video, and Hollywood and any other non-Indian films, movies, media and entertainment are specifically outside the scope of the non-compete obligations provided under this Section and the Seller and its Restricted Affiliates are entitled to undertake such activities without any restrictions.

(b)             During the Restricted Period, Seller shall not, and shall not permit any of its Restricted Affiliates to directly or indirectly, hire or solicit any employee of the Company Group (the “Restricted Employees”) or encourage any such Restricted Employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Restricted Employees; provided, that nothing in this Section 8.6(b) shall prevent Seller or any of its Affiliates from hiring, (i) at any time from the date of termination of employment by the Company Group, any Restricted Employee whose employment has been terminated by the Company Group, or (ii) after 180 days from the date of termination of employment by the Restricted Employee, any Restricted Employee whose employment has been terminated by the Restricted Employee.

(c)             During the Restricted Period, Seller shall not, and shall not permit any of its Restricted Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)             Seller acknowledges that a breach of this Section 8.6 would give rise to irreparable harm to the Company and Purchaser for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, the Company and Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)             Seller acknowledges that the restrictions contained in this Section 8.6 are reasonable and necessary to protect the legitimate interests of the Company and Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.7            Sole Vehicle. The Purchaser confirms and undertakes that on and from the Initial Closing, the Company Group shall be the sole and exclusive vehicle for the purpose of the Purchaser and/or any of its Affiliates undertaking the Business.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

9.1            Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a)             Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, non-actions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Initial Closing Date; (ii) avoid an Action by any Authority; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b)             Subject to applicable Laws, in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, each of the Company, Seller and Purchaser agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)             During the Interim Period, Purchaser, on the one hand, and the Company and Seller, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Purchaser or any of its Representatives in their capacity as a representative of Purchaser or against any member of the Company Group (collectively, the “Transaction Litigation”). Purchaser shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Purchaser or members of the board of directors of the Purchaser, and Seller shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall Seller or the Purchaser settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Purchaser (if Seller is controlling the Transaction Litigation) or Seller (if the Purchaser is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of Purchaser (if Seller is controlling the Transaction Litigation) or Seller, the Company and its Subsidiaries and related parties (if the Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against Purchaser (if Seller is controlling the Transaction Litigation) or Seller, the Company and its Subsidiaries and related parties (if the Purchaser is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by Purchaser (if Seller is controlling the Transaction Litigation) or Seller, the Company and its Subsidiaries and related parties (if the Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Purchaser and Seller shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

9.2            Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Purchaser shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of June 28, 2021, by and between Purchaser and Chardan Capital Markets, LLC, LLC, and (b) enforce the terms of the letter agreement, dated as of June 28, 2021, by and among Purchaser, Content Creation Media LLC and each of the officers and directors of Purchaser named therein. The Purchaser hereby confirms that neither the aforementioned documents, nor their contents, shall impose or result in any liability on the Seller. The Trust Agreement, the Underwriting Agreement, and the letter agreement, each dated as of June 28, 2021 are collectively referred to as the “SPAC Agreements”.

9.3            Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, from and after the date hereof until the Closing Date, each party hereto agrees to, and will cause its respective Affiliates to, hold in strict confidence, and will not use to the detriment of any other party or any of its Affiliates, all confidential and proprietary information with respect to Seller, the Company Group or Purchaser, as applicable. Without limiting the generality of the foregoing, each party hereto agrees, covenants and acknowledges that, from and after the date hereof until the Closing Date, it will not, and will cause its Affiliates not to, disclose, give, sell, use, or otherwise divulge any confidential or proprietary information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas). Each party hereto will not distribute any information with respect to Seller, the Company Group or Purchaser, as applicable (including any confidential or secret information referred to in the next preceding sentence) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 9.3. Notwithstanding the foregoing, each party hereto may disclose and use such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 9.3) or such disclosure is necessary so that such party does not commit a violation of the rules of any securities exchange or applicable Law or is necessary or appropriate in connection with any Order or legal proceeding, (ii) if the same currently is, or hereafter is, in the public domain through no fault of such party or any of its Affiliates, (iii) if the same is later acquired by such party from another source and such party is not aware that such source is under an obligation to another Person to keep such information confidential, or (iv) if the same is independently developed by such party without reference thereto or reliance thereon. If any party hereto or any of its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, such party shall (unless expressly prohibited by applicable Law) provide the other parties with prompt written notice of any such request or requirement so that any such other party may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other parties, the disclosing party nonetheless is required to disclose such information to any tribunal, the disclosing party, without liability hereunder, may disclose that portion of such information that it is legally required to disclose.

9.4            Directors’ and Officers’ Indemnification and Liability Insurance.

(a)             All rights to indemnification for acts or omissions occurring through the Initial Closing now existing in favor of the current directors and officers of the Company or its Subsidiaries and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries, as provided in their respective organizational documents or in any indemnification agreements shall survive the Initial Closing and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Initial Closing, the Company shall cause the organizational documents of the Company and its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Laws.

(b)             Prior to the Initial Closing, the Company shall reasonably cooperate with the Purchaser in order to obtain directors’ and officers’ liability insurance for the Company that shall be effective as of Initial Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Initial Closing and (ii) those Persons who will be the directors and officers of the Company after the Initial Closing on terms not less favorable than the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c)             The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the Initial Closing and may not be changed with respect to any officer or director without his or her written consent.

9.5            Purchaser Public Filings; Nasdaq. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Initial Closing to maintain the listing of the Purchaser Units, Purchaser Rights and the Purchaser Warrants on Nasdaq. During the Interim Period, Purchaser shall use its reasonable best efforts to cause (a) Purchaser’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Purchaser Common Stock, Purchaser Rights, and the Purchaser Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Closing Date.

9.6            Additional Financing. Subsequent to the Initial Closing, in the event that Purchaser raises additional capital in either a debt or equity financing, after reserving certain amounts to fund the operating expenses of the Company as set forth in its operating budget, Purchaser shall utilize remaining funds to purchase the Additional Company Shares as set forth in Section 2.1. However, the failure of the Purchaser to raise any such additional capital shall not dilute or otherwise affect its obligation to purchase the Company Shares from the Seller in accordance with the terms of this Agreement, including Section 2.1.

9.7            Further Approvals. In the event the transfer of any Additional Shares at any Additional Closing (as contemplated under this Agreement) requires any approval/s from any governmental authority, the Purchaser hereby confirms and agrees that obtaining such approval/s shall be the sole responsibility and liability of the Purchaser. Seller shall provide reasonable co-operation in this regard to the extent of providing any information / document required from the Seller by such governmental authority.

9.8            Default of Additional Purchase and Subscription Obligations. Notwithstanding anything contained in this Agreement and the other Additional Agreements, in the event that Purchaser defaults / fails: (i) to purchase the Additional Company Shares (or any part thereof), (ii) to make the infusion of primary investment or loan of $38,000,000 in the Company, (iii) to ensure that the Company repays the Existing Inter-Company Loans, in each case, in accordance with the time periods mentioned in this Agreement (including Section 2.1), for any reason whatsoever (including on account of delay or failure in obtaining any approval from any Authority or non-fulfillment of any other condition mentioned in this Agreement and the other Additional Agreements), the following consequences shall follow, without prejudice to the other rights and remedies of the Seller provided for under this Agreement and the Additional Agreements:

(a)             the Seller shall have the right to seek specific performance and in the event that such specific performance is not enforceable or available under any provision of applicable Law, the Purchaser shall be liable to pay Damages to the Seller on account of the default / breach committed by the Purchaser;

(b)             the Seller shall have an unfettered right to transfer, sell, dispose, and / or create Liens on all or any of the Company Shares held by it;

(c)             the Seller shall have affirmative vote rights with respect to the matters under Part C of Clause 2.17 of the SHA;

(d)             if any default as stipulated under this Section 9.8 has not been cured by the Purchaser within a period of 18 (eighteen) months of the Initial Closing Date, the Seller shall have the right to appoint majority of the directors on the Board of the Company upon completion of such 18 (eighteen) month period, provided that the Purchaser shall continue to have the right to nominate 1 (one) director on the Board of the Company, as long as the Purchaser holds at least 10% of the total share capital of the Company as determined on a fully diluted basis, and further provided that if: (i) the Seller has transferred, sold, disposed of and/or created any liens on all (and not some) of the Company Shares held by it, and (ii) the Purchaser has completed the purchase of at least 75% of the Company Shares, the Board of the Company shall be reconstituted in a manner which reflects the inter se shareholding percentages of the stockholders of the Company, however, the transferee of the Seller’s transferred Company Shares shall continue to have the right to nominate 1 (one) director or observer on the Board of the Company, as long as such transferee holds at least 10% of the total share capital of the Company and the Purchaser shall have affirmative vote rights with respect to all items listed under Part A of Clause 2.17 of the SHA; and

(e)             if any default as stipulated under this Section 9.8 has not been cured by the Purchaser within a period of 21 (twenty one) months of the Initial Closing Date and the Purchaser has not completed the purchase of at least 75% of the Company Shares, at the option of the Seller: (i) all the rights of the Purchaser under this Agreement and the Additional Agreements shall fall away and cease to exist, and (ii) all the liabilities, obligations, and responsibilities of the Seller under this Agreement and the Additional Agreements shall fall away and cease to exist, other than the right of the Purchaser to nominate 1 (one) director on the Board of the Company, as long as the Purchaser holds at least 10% of the total share capital of the Company as determined on a fully diluted basis. It being clarified that, in such cases, if the Seller has transferred, sold, or disposed of all (and not some) of the Company Shares, the transferee of the Seller’s transferred Company Shares and the Purchaser shall mutually discuss and agree on the affirmative vote rights which may be available to the Purchaser with respect to the items listed under Part A of Clause 2.17 of the SHA.

ARTICLE X
CONDITIONS TO CLOSING

10.1         Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Initial Closing and any Additional Closing are subject to the satisfaction at or prior to the Initial Closing of all the following conditions:

(a)             No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition (which condition is legally incapable of being fulfilled or satisfied) on the consummation of the transactions contemplated hereby, including the Acquisition.

(b)             There shall not be any Action or Order by any Authority prohibiting or restricting the consummation of any Closing.

(c)             With respect to the Initial Closing, each of the Purchaser Proposals shall have been approved at the Purchaser Stockholder Meeting.

10.2         Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Initial Closing an any Additional Closing is subject to the satisfaction, or the waiver in Purchaser’s sole and absolute discretion, at or prior to the Initial Closing of all the following further conditions:

(a)             The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Initial Closing or Additional Closing, as the case may be.

(b)             Company shall have obtained a valuation certificate to determine the fair market value of the Company Shares in accordance with the Foreign Exchange Management Act, 1999 for transfer of the Company Shares to the Purchaser as required under the applicable Indian laws.

(c)             The Company shall have provided certified true copies of the valuation certificate, and Board resolutions referenced in (a) above.

(d)             Purchaser shall have received a certificate, dated as of each Closing Date, signed by the Secretary of the Company attaching correct and complete copies of (i) the Company Corporate Documents, certified as of a recent date; (ii) copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby.

(e)             The Seller shall have prepared the draft of e-Form FC-TRS, complete to the extent practicable, on the online portal of the Reserve Bank of India, as required to be filed with the Reserve Bank of India with respect to the purchase by the Purchaser of the Company Shares and shall provide snapshots of such reasonable completed e-Form FC-TRS to the Purchaser.

(f)              Immediately prior to each Closing, the Seller shall have provided to the Purchaser, a copy of a valid no objection certificate under Section 281 of the Income Tax Act, 1961, from the Income Tax Department with respect to sale of the Company Shares by Seller to Purchaser.

(g)             The Company shall have delivered to Purchaser a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to such Closing Date and in form and substance reasonably acceptable to Purchaser.

(h)             The Company shall have obtained each Company Consent, if any, which consents shall be in form and substance reasonably acceptable to Purchaser.

(i)              The Company shall have delivered to Purchaser the Required Financial Statements.

(j)              All issues identified during the due diligence exercise carried out by the Purchaser on the Company Group and listed out under Schedule 10.2(j) (Conditions Precedent to Initial Closing) shall have been resolved and addressed by the Company, to the satisfaction of the Purchaser prior to the Initial Closing.

(k)             Purchaser shall have received each of the closing deliverables set forth in Section 2.3(a).

10.3         Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate each Closing is subject to the satisfaction, or the waiver in Seller’s and the Company’s sole and absolute discretion, at or prior to each Closing, of all of the following further conditions:

(a)             Purchaser shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Purchaser at or prior to the Initial Closing Date.

(b)             The representations and warranties of Purchaser contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Purchaser Fundamental Representations, shall be true and correct in all material respects as of the date of this Agreement, as of the Initial Closing and any Additional Closing, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date).

(c)             The Purchaser Fundamental Representations (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement, as of the Initial Closing and any Additional Closing, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d)             Since the date of this Agreement, there shall not have occurred any Effect in respect of Purchaser that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Purchaser.

(e)             The Company and Seller shall have received a certificate, dated as of the Initial Closing Date and each Additional Closing, signed by the Chief Executive Officer of Purchaser certifying accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 10.3.

(f)              The Company and Seller shall have received a certificate, dated as of the Initial Closing Date and the Additional Closing Dates, signed by the Secretary of Purchaser attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Purchaser authorizing this Agreement, the Additional Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby, and the Purchaser Proposals; and a certificate of good standing of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware.

(g)             Purchaser or stockholder of Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement, to which Purchaser or such other stockholder of Purchaser, as applicable, is a party.

(h)             Purchaser shall have delivered to Seller and the Company, the Purchaser Compliance Documents.

ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; SPECIFIC PERFORMANCE

11.1         Survival of Representations and Warranties. The representations and warranties of Purchaser, Seller and the Company contained in this Agreement will survive the Initial Closing for a period of eighteen (18) months. All Seller Fundamental Warranties shall survive for a period of 10 (ten) years after the Initial Closing Date and the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive for a period of five (5) years after the Initial Closing Date, and the representations and warranties in Section 4.24 shall survive for seven (7) years. All covenants and agreements of the parties contained herein shall survive for the period explicitly specified therein, if applicable, or until performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2         General Indemnification.

(a)             Subject to the limitations that are set forth in this ARTICLE XI, from and after the Initial Closing, Seller shall defend, indemnify and hold harmless each of Purchaser, its Affiliates and their respective successors, officers, directors, shareholders, employees, agents, trustees, advisers, lenders and representatives (each a “Purchaser Indemnitee” and together the “Purchaser Indemnitees”), from and against, and pay or reimburse, the Purchaser Indemnitees for any and all incurred, actual and direct losses (including reasonable legal expenses and costs resulting from Third Party Claims) (collectively, “Losses”), solely resulting from, arising out of or relating to (i) any inaccuracy in or breach of any of the Seller Fundamental Warranties set out under ARTICLE V of this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

(b)             Subject to the limitations that are set forth in this ARTICLE XI, and following the purchase of 100% of the Company Shares by the Purchaser as contemplated under this Agreement, the Company shall defend, indemnify and hold harmless the Purchaser Indemnitees, from and against, and pay or reimburse, the Purchaser Indemnitees for any and all Losses, resulting from, arising out of or relating to (i) any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or the Company pursuant to this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement. For abundant caution, it being clarified that, the Company shall have no liability for any claims made by the Purchaser prior to the purchase of 100% of the Company Shares by the Purchaser as contemplated under this Agreement.

(c)             From and after the Initial Closing, Purchaser shall defend, indemnify and hold harmless each of Seller, its Affiliates and their respective successors, officers, directors, shareholders, employees, agents, trustees, advisers, lenders and representatives (each a “Seller Indemnitee” and together the “Seller Indemnitees”), from and against, and pay or reimburse, the Seller Indemnitees for any and all Losses and Damages actually suffered or incurred by such Seller Indemnitee, resulting from, arising out of or relating to (i) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement, (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement, (iii) any disclosures or submissions made by the Purchaser to any person, including the SEC, public, or investors, and (iv) the SPAC Agreements.

(d)             From and after the Initial Closing, the Company shall defend, indemnify and hold harmless each of the Seller Indemnitees, from and against, and pay or reimburse, the Seller Indemnitees for any and all Losses and Damages actually suffered or incurred by such Seller Indemnitee, resulting from, arising out of or relating to any disclosures or submissions made by the Company to any person, including the SEC, public, or investors.

(e)             The obligations to indemnify and hold harmless pursuant to Section 11.2(a), and Section 11.2(b) and Section 11.2(c) shall survive the consummation of the transactions contemplated hereby for the periods set forth in Section 11.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution and satisfaction thereof.

11.3         Claims for Indemnification.

(a)             Third-Party Claims.

(i)              If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any person or entity entitled to indemnification pursuant to Section 11.2 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE XI, such Indemnified Party shall promptly provide written notice to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”) of such claims and in any event such notice of claim should be delivered to the Responsible Party before the expiry of one half of the period of time to respond to the relevant Third Party Claim; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is prejudiced as an outcome of such failure to so notify. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 11.2 and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim (including details of the legal and factual basis of the claim and the evidence on which the third party relies), and setting out the amount of Losses which are the subject of the Third Party Claim (to the extent such amount is determinable at the time of sending the notice of claim), in order to enable the Responsible Party to assess the merits of the claim and to make appropriate provision as it may consider necessary. The Responsible Party shall have thirty (30) Business Days after receipt of such notice to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and reasonably acceptable to the Responsible Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is contesting any such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party for such claim and the terms of settlement shall not include acceptance of any liability or wrong doing or allegations of the person or persons asserting such claim and it shall not make the Responsible Party liable or subject it to any obligations or payments. If the Responsible Party does not notify the Indemnified Party within thirty (30) Business Days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest the claim, however, the Indemnified Party shall not have the right to settle or compromise the claim without the prior written consent of the Responsible Party, unless such settlement or compromise involves the Indemnified Party waiving any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnified Party shall not, except with the consent of the Responsible Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Responsible Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(ii)            The Responsible Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(b)             Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE XI which is not subject to Section 11.3(a)(each, a “Direct Claim”) shall promptly, but in any event not later than thirty (30) Business Days from the date of such Indemnified Party becoming aware of such Direct Claim, deliver to the Responsible Party a written notice (a “Claim Notice”) which contains (i) a description and the amount of any Losses incurred by the Indemnified Party (the “Claimed Amount”), (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE XI and a reasonable explanation of the legal and factual basis therefor (along with evidence relied upon by the Indemnified Parties), and (iii) a demand for payment in the amount of such Losses; provided, however, that the failure by any Indemnified Party to give notice as provided herein shall not relieve the Responsible Party of its indemnification obligation under this Agreement except and only to the extent that such Responsible Party is prejudiced as a result of such failure to give notice. The Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim. Within thirty (30) Business Days after delivery of a Claim Notice, the Responsible Party shall deliver to the Indemnified Party a written response in which the Responsible Party shall either: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Responsible Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer of the Claimed Amount to the Indemnified Party), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by check, or by wire transfer of the Agreed Amount to the Indemnified Party), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount (in which case such response shall be accompanied by a reasonably detailed description of the reason for such contest). If the Responsible Party does not respond to a Claim Notice within the aforesaid period of thirty (30) Business Days, the Responsible Party shall be deemed to have contested the entire Claimed Amount. If the Responsible Party in such response contests the payment of all or part of the Claimed Amount, the Responsible Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Responsible Party of such response, the Responsible Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 13.17.

11.4         Limitations on Indemnification Obligations. Notwithstanding anything contained in this Agreement or the Additional Agreements:

(a)             Subject to Section 11.4(f), in no event shall the cumulative liability of the Seller for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Company Shares exceed the Purchase Price actually received by the Seller.

(b)             No Purchaser Indemnitee or Seller Indemnitee shall be entitled to be compensated more than once for the same Loss.

(c)             In no event shall Seller or any of its Affiliates, or their successors, officers, directors, shareholders, employees, agents, trustees, advisers, lenders or representatives be liable or responsible in any manner whatsoever for any inaccuracy or breach of the representations and warranties, covenants, and obligations of the Company.

(d)             In no event shall Seller or any of its Affiliates, or their successors, officers, directors, shareholders, employees, agents, trustees, advisers, lenders or representatives be liable or responsible in any manner whatsoever except in case of any inaccuracy or breach of the Seller Fundamental Warranties as set forth in ARTICLE V.

(e)             In no event shall the Seller or any of its Affiliates, or their successors, officers, directors, shareholders, employees, agents, trustees, advisers, lenders or representatives have any liability to a Purchaser Indemnitee for:

(i)              any Losses, to the extent incurred or arising as a result of any adoption, implementation, or change in any Law or permit (or any interpretation or application thereof by any Authority) that occurs after the date hereof, and

(ii)            any Losses, which are contingent, punitive, exemplary, or indirect, and in case of contingent Losses, unless and until such contingent Losses have been finally determined and become an actual liability and are due and payable.

(f)              Limitations not to apply for Fraud. In the event that any Loss for which Purchaser Indemnitees or Seller Indemnitees shall be entitled to indemnification pursuant to Section 11.2 arises as a result of fraud of the Company, Purchaser, and/or Seller, as finally determined by a court exercising competent jurisdiction, none of the limits on indemnification stipulated under this Agreement shall be applicable. It being clarified that the Seller shall not in any event be liable for any fraud in, of, or by the Company or otherwise pertaining to the operations, business, or affairs of the Company in any manner whatsoever.

11.5         De Minimis Provisions. The Company shall not be liable for any claim for indemnification pursuant to Section 11.2(b) unless, the amount of Loss resulting:

(a)             from such claim exceeds $ 5,000, and

(b)             from such claim, either individually or when aggregated with their liability for all other claims for indemnification pursuant to Section 11.2 exceeds $25,000, in which case, such person(s) shall be liable for the whole amount of the claim(s) and not just the amount above the threshold specified in this clause (b).

11.6         Specific Performance. Each party’s obligations under this Agreement are unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly waives the defense that a remedy in damages will be adequate.

11.7         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE XII
TERMINATION

12.1         Termination Without Default.

(a)             In the event that the Initial Closing of the transactions contemplated hereunder has not occurred by the six (6)-month anniversary of the date of this Agreement (the “Outside Closing Date”), either Party shall have the right to terminate this Agreement without liability to the other party. Such right may be exercised by either Party by giving written notice to the other Parties at any time after the Outside Closing Date.

(b)             In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or Law is final and non-appealable, Purchaser or Seller shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to Seller or Purchaser if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c)             This Agreement may be terminated at any time prior to the Initial Closing Date by mutual written consent of Seller and Purchaser duly authorized by each of their respective boards of directors.

12.2         Termination Upon Default.

(a)             Purchaser may terminate this Agreement at any time prior to the Initial Closing Date by giving notice to Seller: if (x) Seller or the Company shall be in breach of any of its material representation, warranty, agreement or covenant contained herein to be performed on or prior to the Initial Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 10.2(a) impossible; (y) such breach cannot be cured or is not cured within thirty (30) days following receipt by Seller of a written notice from Purchaser describing in reasonable detail the nature of such breach.

(b)             Seller may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations Seller may have, if: (i) Purchaser shall have breached any of its covenants, agreements, representations, and warranties contained herein; and (ii) such breach cannot be cured or is not cured within thirty (30) days following receipt by Purchaser of a written notice from Seller describing in reasonable detail the nature of such breach.

(c)             By Purchaser, prior to the Initial Closing Date, if there is a Material Adverse Effect with respect to the Company.

(d)             By Seller, prior to the Initial Closing Date, if there is a Material Adverse Effect with respect to the Purchaser.

(e)             By Purchaser or Seller, prior to the Initial Closing Date, if any of the Purchaser Proposals fails to receive the requisite vote for approval at the Purchaser Stockholder Meeting.

(f)              Seller may terminate this Agreement in accordance with Section 9.8.

12.3         Effect of Termination.

(a)             If this Agreement is terminated pursuant to this ARTICLE XII (other than termination pursuant to Sections 12.1(c) and 12.2(f)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result as a direct result of the willful breach by a party of its covenants and agreements fraud by a party in connection with the transactions contemplated by this Agreement, as finally determined by a court exercising competent jurisdiction, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 9.3, Section 9.8, this Section 12.3 and ARTICLE XIII shall survive any termination hereof pursuant to this ARTICLE XII.

(b)             If this Agreement is terminated pursuant to Section 12.2(f), without prejudice to its other rights and remedies of the Seller provided for under this Agreement and the Additional Agreements, the consequences as per Section 9.8 shall follow.

ARTICLE XIII
MISCELLANEOUS

13.1         Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Seller, to:

Risee Entertainment Holdings Private Limited
502, Plot No. 91/94, Prabhat Colony
Santacruz (East), Mumbai 400 055
Attention: Gautam Jain

Email: gautam.jain@unlimit.co.in

if to the Company, to:

Reliance Entertainment Studios Private Limited

8th Floor, 801/802, Lotus Grandeur, Veera Desai Road

Ext Oshiwara, Andheri West Mumbai, MH- 400053

if to Purchaser:

International Media Acquisition Corp.

1604 US Highway 130

North Brunswick, NJ 08902
Attn: Shibasish Sarkar, Chief Executive Officer
E-mail: shibasish@imac.org.in

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

13.2         Amendments; No Waivers; Remedies.

(a)             This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)             Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)             Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)             Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3         Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4         Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

13.5         Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Provided that the applicable stamp duty on this Agreement and the transfer of the Company Shares shall be borne by the Purchaser.

13.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other parties; provided, however, that Purchaser shall have the right without the consent of the other party to cause a wholly-owned Subsidiary to effect the Acquisition at the Initial Closing or the Additional Closings, but no such assignment shall relieve Purchaser from its obligations hereunder and further provided that the Purchaser shall procure that such wholly-owned Subsidiary shall assign any rights assigned to it and obligations delegated to it in accordance with this Section back to the Purchaser immediately prior to the wholly-owned Subsidiary ceasing to be a wholly-owned Subsidiary of the Purchaser. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Notwithstanding the foregoing, in the event the Purchaser defaults / fails in its obligation to: (i) make payment of the Purchase Price (or any part thereof) for purchase of any portion of the Additional Company Shares, (ii) make the infusion of primary investment of $38,000,000 in the Company, or (iii) ensure that the Company repays the Existing Inter-Company Loans, each, in accordance with the terms of this Agreement, for any reason whatsoever (including on account of delay or failure in obtaining any approval from any Authority), the Seller shall have the right to assign its rights and delegate its obligations under this Agreement.

13.7         Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. Notwithstanding the foregoing, the provisions set forth in Section 5.5 regarding the capitalization of the Company, (ii) the representations or warranties of Seller specifically set out under ARTICLE V, (iii) the non-compete and non-solicitation covenants specifically set out in Section 8.6, and (iv) any indemnification related thereto, in all respects, shall be solely governed by and construed in accordance with Indian Law.

13.8         Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9         Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

13.10     Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11     Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.12     Third Party Beneficiaries. Except with respect to Section 9.4 with respect to Directors and Officers Insurance, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.13     Waiver. Reference is made to the final prospectus of Purchaser, dated July 28, 2021 (the “Prospectus”). Each of Seller and the Company has read the Prospectus and understands that Purchaser has established the Trust Account for the benefit of the public shareholders of Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, each of Seller and the Company hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and hereby agrees that it will not seek recourse against the Trust Account for any reason.

13.14     No Other Representations; No Reliance.

(a)             NONE OF SELLER, THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV (IN CASE OF THE COMPANY) AND ARTICLE V (IN CASE OF SELLER), IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES AND UPDATED DISCLOSURE SCHEDULES. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, THE PURCHASER ACKNOWLEDGES THAT THE WARRANTIES SET FORTH IN ARTICLE IV ARE ONLY PROVIDED BY THE COMPANY AND NEITHER SELLER, NOR ITS AFFILIATES, NOR THEIR SUCCESSORS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, TRUSTEES, ADVISERS, LENDERS OR REPRESENTATIVES SHALL BE LIABLE OR RESPONSIBLE IN ANY MANNER WHATSOEVER FOR ANY INACCURACY OR BREACH OF THE REPRESENTATIONS AND WARRANTIES OR OBLIGATIONS OF THE COMPANY. Without limiting the generality of the foregoing, neither Seller, the Company nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Purchaser and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV (in case of the Company) and ARTICLE V (in case of Seller) as modified by the disclosure schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any Seller, the Company or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Seller or the Company, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV (in case of the Company) and ARTICLE V (in case of Seller), in each case, as modified by the disclosure schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV (in case of the Company) and ARTICLE V (in case of Seller), in each case as modified by the disclosure schedules: (a) Purchaser acknowledges and agrees that: (i) neither Seller, the Company nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company or otherwise furnished to Purchaser or its respective Representatives or made available to Purchaser and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Seller or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV (in case of the Company) and ARTICLE V (in case of Seller) and subject to the limited remedies herein provided; (b) Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Seller, the Company nor any other Person shall have any liability to Purchaser or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company. Seller was not and is not required to provide to the Purchaser any information, documents, or data in relation to the Company or the Company Group or the transactions contemplated hereunder (save and except for the representations or warranties of the Seller specifically set out under ARTICLE V of this Agreement), and Seller is not and shall not be liable for any suppression, concealment or misrepresentation of information, documents, or data supplied to the Purchaser by the Company or the Company Group in relation to the business or affairs of the Company or the Company Group or the transactions contemplated hereunder.

(b)             NONE OF PURCHASER NOR ANY OF ITS REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PURCHASER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI. Without limiting the generality of the foregoing, neither Purchaser nor any of its Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Purchaser made available to the Seller, Company and their Representatives, including due diligence materials, or in any presentation of the business of Purchaser by management of Purchaser or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Seller and the Company in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE VI. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Purchaser or its Representatives are not and shall not be deemed to be or to include representations or warranties of Purchaser, and are not and shall not be deemed to be relied upon by Seller or the Company in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE VI. Except for the specific representations and warranties expressly made by Purchaser in ARTICLE VI (a) the Company acknowledges and agrees that: (i) neither Purchaser or any of its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Purchaser, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Purchaser, the nature or extent of any liabilities of Purchaser, the effectiveness or the success of any operations of Purchaser or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Purchaser furnished to Seller, the Company or their respective Representatives or made available to Seller, the Company and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Purchaser has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE VI and subject to the limited remedies herein provided; (b) each of the Company and Seller specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Purchaser nor any other Person shall have any liability to the Company, Seller or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Purchaser or the future business, operations or affairs of Purchaser.

13.15     Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.16     Submission to Jurisdiction. Subject to the provisions of Section 13.17, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the City of New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

13.17     Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 13.17), arising out of, related to, or in connection with this Agreement, any Additional Agreement or the transactions contemplated hereby or thereby (a “Dispute”) shall be governed by this Section 13.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred the International Chamber of Commerce and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by a panel of three arbitrators appointed in accordance with the said Rules, with the Seller on the one hand nominating one arbitrator and the Purchaser on the other hand nominating the second arbitrator, and both such arbitrators shall appoint the third arbitrator. If any such dispute is submitted to arbitration: (i) the Emergency Arbitrator Provisions (as such term is defined in the Rules) shall not apply, (ii) the seat of arbitration shall be London, England and the language of the arbitration shall be English, and (iii) the award issued by the arbitration tribunal shall be final and binding upon the parties. All proceedings of such arbitration including arguments, applicable documents on record, pleadings shall be confidential.

13.18     Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court or tribunal.

13.19     Remedies. Each party’s obligations under this Agreement are unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly waives the defense that a remedy in damages will be adequate.

13.20     Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.20) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.21     Post-Closing Confidentiality. From and after the Initial Closing, Seller shall, and shall cause its Affiliates (other than Purchaser and the Company Group) to, hold in strict confidence, and will not use to the detriment of Purchaser or any of its Affiliates, all confidential and proprietary information with respect to the Company Group. Without limiting the generality of the foregoing, Seller agrees, covenants and acknowledges that, from and after the Initial Closing Date, Seller shall not, and shall cause its Affiliates not to, disclose, give, sell, use, or otherwise divulge any confidential or proprietary information with respect to the Company Group (including any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas). Seller shall not distribute any information with respect to the Company Group (including any confidential or secret information referred to in the next preceding sentence) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 13.21. Notwithstanding the foregoing, Seller may disclose and use such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 13.21) or such disclosure is necessary so that Seller not commit a violation of the rules of any securities exchange or is necessary or appropriate in connection with any legal proceeding, (ii) if the same currently is, or hereafter is, in the public domain through no fault of Seller or any of its Affiliates, (iii) if the same is later acquired by Seller from another source and Seller is not aware that such source is under an obligation to another Person to keep such information confidential, or (iv) if the same is independently developed by Seller without reference thereto or reliance thereon. If Seller or any of its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the applicable Person shall (unless expressly prohibited by applicable Law) provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.21. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, the disclosing Person nonetheless is required to disclose such information to any tribunal, the disclosing Person, without liability hereunder, may disclose that portion of such information that it is legally required to disclose.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

INTERNATIONAL MEDIA ACQUISITION CORP.

By:	/s/ Shibasish Sarkar
Name: Shibasish Sarkar
Title: Chief Executive Officer

SELLER:

RISEE ENTERTAINMENT HOLDINGS PRIVATE LIMITED

By:	/s/ Ajay Mittal
Name: A.N. Sethuraman / Ajay Mittal
Title:Authorized Signatory

COMPANY:

RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED

By:	/s/ Paras Jani
Name: Paras Jani
Title: Authorised Signatory

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